Proxy Statement/Prospectus


                         SOMERSET TRUST HOLDING COMPANY
                 Prospectus for 2,450,000 Shares of Common Stock


                             SOMERSET TRUST COMPANY
             Proxy Statement for the Annual Meeting of Shareholders




         We provide this proxy statement/prospectus to you in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of Somerset Trust Company to be held on Thursday, May 18, 2000, at 1:00 p.m., Eastern Time, at the bank's main office. At the meeting, shareholders will vote on a proposal to approve the reorganization of the bank as the wholly owned subsidiary of Somerset Trust Holding Company and will vote to elect five directors. The proposed reorganization, the election of directors, and related matters that shareholders will vote on at the meeting are described in this document. The bank's common stock is traded on a very limited basis in the local over-the-counter market.

         In addition to being the bank's proxy statement, this document is the prospectus of Somerset Trust Holding Company, the proposed holding company for the bank. If the proposed reorganization takes place, Somerset Trust Holding Company will issue four shares of its common stock for each whole share of the bank's outstanding common stock as part of the reorganization We anticipate that the holding company's common stock will trade on a very limited basis in the local over-the-counter market.

         The proposed reorganization involves elements of risk, which are described under "Risk Factors" beginning on page 7.

         Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve, the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking, the Pennsylvania Securities Commission nor any other state securities commission has approved or disapproved these securities or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

         The shares of holding company common stock offered in this proxy statement/ prospectus are not savings accounts, deposits, or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. There can be no assurance that the trading price of the common stock being offered will not decrease at any time.

         The date of this proxy statement/prospectus is April 10, 2000.

                                Table of Contents


Summary...........................................................................................................1
       Basic Information..........................................................................................1
       Questions and Answers about the Proposed Reorganization....................................................2
       Questions and Answers about Voting at the Annual Meeting...................................................5

Risk Factors......................................................................................................7

Per Share Price Information.......................................................................................9

General Information about the Annual Meeting......................................................................9
       Time and Place of Annual Meeting...........................................................................9
       Purpose of the Annual Meeting.............................................................................10

Voting Procedures................................................................................................10
       Voting Securities and Record Date.........................................................................10
       Quorum ...................................................................................................11
       Vote Required for Approval................................................................................11
       Solicitation of Proxies...................................................................................12
       Voting by Proxy and Revocation of Proxies.................................................................12


Beneficial Ownership of the Bank's Common Stock by Principal Shareholders and Management.........................13


Proposal No. 1: Reorganization of Somerset Trust Company as the Subsidiary of
       Somerset Trust Holding Company............................................................................16
       Description of Reorganization Procedure...................................................................16
       Amendment or Termination of the Plan of Reorganization and Plan of Merger.................................16
       Exchange of Stock, 4-for-1 Exchange Ratio.................................................................17
       Exchange of Stock Certificates............................................................................17
       Failure to Surrender Stock Certificates...................................................................18
       Reasons for the Proposed Reorganization...................................................................18
       Dissenters' Rights of Appraisal...........................................................................20
       Conditions to the Reorganization..........................................................................23
       Closing Date..............................................................................................24
       Tax Consequences..........................................................................................24
       Accounting Treatment......................................................................................26
       Trading and Resale of Holding Company Common Stock........................................................26
       Capitalization............................................................................................28
       Other Financial Information...............................................................................29

Description of the Holding Company...............................................................................30
       Organization and Description of Business..................................................................30
       Properties................................................................................................30
       Management................................................................................................30
       Executive and Director Compensation.......................................................................31
       Information about Beneficial Ownership of Significant Shareholders, Directors and
              Executive Officers.................................................................................31
       Relationships and Related Transactions....................................................................31
       Directors' and Officers' Indemnification and Limits on Liability..........................................32
       Supervision and Regulation of the Holding Company.........................................................32
              The Securities Act of 1933 -The Offer and Sale of Securities.......................................32
              The Securities Exchange Act of 1934 -Periodic Reporting Requirements...............................32
              The Bank Holding Company Act of 1956 -Supervision by the Federal Reserve Board.....................32
              The Pennsylvania Banking Code of 1965 -Supervision by the Pennsylvania
                    Department of Banking........................................................................35
              The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 -
                    Interstate Banking...........................................................................35
       Permitted Activities......................................................................................35
       Permitted Activities for Financial Holding Companies......................................................39

Proposal No. 2: To Fix the Number of Directors to be Elected.....................................................40

Proposal No. 3: Election of Bank Directors.......................................................................40

Description of the Bank..........................................................................................41
       History...................................................................................................41
       Offices...................................................................................................41
       Description of Business...................................................................................42
       Properties................................................................................................44
       Supervision and Regulation of the Bank....................................................................44
              Pennsylvania Banking Law...........................................................................45
              Federal Banking Law................................................................................45


              Securities Regulation..............................................................................49
              The Gramm-Leach-Bliley Act (Financial Services Reform Act).........................................50
              New Legislation....................................................................................50
       Legal Proceedings.........................................................................................51
       Information as to Nominees and Directors..................................................................51
       Board Meetings, Compensation of Directors.................................................................52
       Procedure for Nominating Directors........................................................................53
       Committees of the Board of Directors......................................................................53
       Principal Officers........................................................................................55
       Executive Compensation....................................................................................56
       Compensation Committee Report on Executive Compensation...................................................56
       Compensation Committee Interlocks and Insider Participation...............................................58
       401(k) Profit-Sharing Plan................................................................................59
       Employee Stock Ownership Plan (ESOP)......................................................................59
       Top Hat Deferred Compensation Pan.........................................................................59
       Defined Benefit Pension Plan..............................................................................59
       Relationships between Officer and Directors and Transactions between Officers and
         Directors and the Bank .................................................................................61

Description of the Bank's Capital Securities.....................................................................62
       Common Stock..............................................................................................62
       Comparative Market Prices.................................................................................63
       Trade Price High's and Low's..............................................................................64

Description of the Holding Company's Capital Securities..........................................................64
       Common Stock..............................................................................................64
       Issuance of Additional Securities.........................................................................65
       Legal Opinion.............................................................................................66
       Anti-Takeover Effect of Provisions in Articles and Bylaws.................................................66
       Anti-takeover Provisions Applicable to Registered Corporations............................................67

Comparison of Shareholder Rights.................................................................................71

Independent Auditors.............................................................................................77

Shareholder Proposals............................................................................................77

Other Matters....................................................................................................78

Where You Can Find More Information..............................................................................79


Annex A       Plan of Reorganization and Exhibit A, Plan of Merger

Annex B       Articles of Incorporation of Somerset Trust Holding Company

Annex C       Bylaws of Somerset Trust Holding Company

Annex D       Statutes Regarding Dissenters' Rights

                                     SUMMARY

         The following summary, including the questions and answers, are designed to help you understand various matters relating to the annual meeting. This summary only highlights information in the proxy statement/prospectus. The remainder of the proxy statement/prospectus and annexes contain more detailed information. We urge you to read the entire proxy statement/prospectus and annexes to fully understand the proposed reorganization and other matters.

         You should rely only on the information contained or referred to in this proxy statement/prospectus or any supplement. Neither Somerset Trust Holding Company nor Somerset Trust Company has authorized anyone else to provide you with different or additional information.

                                Basic Information

Address/Telephone Number:

         The mailing and physical address of the principal executive offices of Somerset Trust Holding Company and of Somerset Trust Company is:

         151 West Main Street
         P. O. Box 777
         Somerset, Pennsylvania  15501-0777

         The telephone number of the holding company and the bank is (814) 443-3661.

Type of Organization:

         Somerset Trust Holding Company is a Pennsylvania business corporation, and Somerset Trust Company is a Pennsylvania-chartered bank and trust company. The same persons who serve on the board of directors of the bank serve as the holding company's directors. The holding company has no operating history.

Date, Time and Place of the Annual Meeting:


         Thursday, May 18, 2000, 1:00 p.m., Eastern Time, at the Board Room at Somerset Trust Company's main office located at 151 West Main Street, Somerset, Pennsylvania 15501-0777.

Proposals to be Voted upon at the Annual Meeting:

o To approve and adopt the plan of reorganization and related plan of merger, providing for the reorganization of the bank as the wholly owned subsidiary of Somerset Trust Holding Company;


o To fix the number of directors of Somerset Trust Company to be elected at the annual meeting at five;

o To elect five directors to the board of directors of Somerset Trust Company, including three directors to serve for a three-year term, one director to serve for a two-year term, and one director to serve for a one-year term, and until their successors have been duly elected and qualified;

o To ratify the selection of Stokes, Kelly & Hinds, L.L.C., Certified Public Accountants, of Pittsburgh, Pennsylvania, as the independent auditors of Somerset Trust Company for the year ending December 31, 2000;

o If necessary, to adjourn the annual meeting to a later date to permit further solicitation of proxies if there are insufficient votes at the time of the meeting to constitute a quorum or to approve the plan of reorganization and plan of merger; and

 o To transact other business as may properly come before the annual meeting and any adjournment of the meeting.

                              Questions and Answers
                        about the Proposed Reorganization

What are you proposing?

         We are asking you to approve a plan of reorganization and related plan of merger that would result in the reorganization of Somerset Trust Company into a holding company structure. These agreements provide for the reorganization of the bank as the wholly owned subsidiary of Somerset Trust Holding Company. The reorganization will occur through the merger of Somerset Interim Bank into the bank. Somerset Interim Bank is a Pennsylvania-chartered interim banking institution , organized as the subsidiary of Somerset Trust Holding Company to facilitate the proposed reorganization.

Why are you proposing to form a bank holding company?

         In our opinion, the reorganization of the bank into a holding company structure will provide greater flexibility in:

         o         Financing,
         o         Engaging in non-banking activities, and
         o         Responding to changes in law.

What will happen to my stock?

         Upon the completion of the plan of reorganization and plan of merger, all shareholders of the bank, except those who exercise dissenting shareholders' rights, will become shareholders of the holding company and will automatically own four shares of the holding company's common stock for each share of common stock of the bank owned prior to the reorganization. The holding company will not issue fractional shares in connection with the reorganization, except that fractional bank shares held in the bank's Employee Stock Ownership Plans, or ESOP's, shall automatically be exchanged at the 4-for-1 ratio for holding company common stock, regardless of whether the exchange results in fractional interests in holding company common stock. Except for bank shares held in these plans, the holding company will pay for any fractional interests in cash.

How will the 4-for-1 exchange affect the value of my stock?

         We cannot predict changes in market value. However, we anticipate that the 4-for-1 exchange ratio will have the same effect as a 4-for-1 stock split of the bank's common stock. Immediately after the reorganization, the market value per share of the holding company's common stock is likely to be about one-fourth of the market value per share of the bank's common stock immediately prior to the reorganization. As a result, the total market value of your shares immediately after the reorganization is likely to remain about the same as before the reorganization.

Why have you chosen the 4-for-1 exchange ratio?

         We have chosen the 4-for-1 exchange ratio to create a more liquid market for the holding company's common stock. We believe that the exchange ratio will make the holding company's common stock more affordable to persons in the communities in which the bank does business and will enhance the trading volume and marketability of the shares. The 4-for-1 exchange ratio also provides the holding company with more flexibility to issue additional shares of common stock to raise additional capital, because the market value per share will be less.

Will I have to turn in my stock certificates?

         You must exchange your stock certificates, bearing the name "Somerset Trust Company," for new stock certificates, bearing the name "Somerset Trust Holding Company." At its option, the holding company may withhold dividends payable after the reorganization to those who have received notification to exchange their stock certificates but have not done so within a reasonable period of time. The holding company will pay any dividends withheld, without interest, upon the surrender of the bank stock certificates.

         In the event that you do not surrender your stock certificates within two years of receiving notification to exchange your certificates, the holding company may sell the shares of holding company common stock that it would otherwise have issued you. The holding company will hold the net proceeds of the sale in a non-interest bearing account for your benefit. After this sale, you could collect the net sales proceeds upon your surrender of the bank stock certificates.

Does formation of a holding company affect my federal income taxes?


         The proposed reorganization will be a tax-free reorganization under federal tax laws. The holding company and the bank have obtained a tax opinion on this matter from legal counsel, described in detail on page 24. You will not recognize any gain or loss for federal income tax purposes upon your receipt of Somerset Trust Holding Company common stock in exchange for your shares of the bank's common stock. However, you will recognize a gain or loss upon the receipt of cash instead of holding company stock if you are a dissenting shareholder or upon the receipt of cash for any fractional interests in the bank's common stock. You should consult your own tax advisors concerning the specific tax consequences of the reorganization to you, including any state or local tax consequences.

Will management of the bank change after the reorganization?

         Management of the bank will not change as a result of the reorganization. The current members of the bank's board of directors were elected to serve as the board of directors of the holding company until its first annual meeting of shareholders in 2001. With one exception, the executive officers of the holding company, including the President, are also executive officers of the bank.

If the shareholders approve the reorganization, when will it occur?


         We would like to complete the reorganization as soon as possible after the annual meeting. In order to complete the reorganization, the bank, the interim bank and the holding company must obtain regulatory approvals from the Pennsylvania Department for Banking, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System. We filed the application to charter Somerset Interim Bank with the Department of Banking on March 15, 2000, and are preparing to file the other required applications. If the necessary approvals are issued in time, we anticipate completing the reorganization immediately after obtaining shareholder approval, by June 30, 2000.


Will I have dissenters' rights of appraisal under Pennsylvania law if I vote against the plan of reorganization and plan of merger?

         You will be entitled to receive cash payment of the fair value of your shares if the reorganization is completed:

         o If you do not vote in favor of the plan of reorganization and plan of merger; and

         o If you comply with the statutory requirements of Pennsylvania law concerning dissenters' rights of appraisal.

         To be eligible to demand payment for your shares as a dissenter, you must file with the bank, prior to the vote on the proposal, a written notice of intention to demand payment for the fair value of your shares if the reorganization is completed. Voting against the plan of reorganization and plan of merger at the annual meeting will not perfect a shareholder's dissenter's rights. Please see "Proposal No. 1: Approval of Reorganization of Somerset Trust Company as the Subsidiary of Somerset Trust Holding Company - Dissenters' Rights of Appraisal" below.


         Please also refer to "Voting Procedures," "Beneficial Ownership of the Bank's Common Stock By Principal Shareholders and Management," and "Description of the Bank -- Information as to Nominees and Directors, Principal Officers, and Relationships between Officers and Directors and Transactions between Officers and Directors and the Bank" for general information on voting procedures, principal shareholders and management.

                              Questions and Answers
                       about Voting at the Annual Meeting

Who is entitled to vote?


         Holding the bank's common stock on April 8, 2000, the record date, entitles the holder to attend and vote at the meeting. On the record date, approximately 612,500 shares of the bank's common stock were outstanding. Each share of the bank's common stock entitles its holder to one vote on all matters presented at the meeting.


How do I vote?

         There are two methods. You may vote by completing and mailing the enclosed proxy form or by attending the annual meeting and voting in person. If you vote by proxy but wish to change your vote prior to the annual meeting, you may do so by following the procedures described on page 12.

How does discretionary authority apply?

         If you sign your proxy but do not make any selections, you give discretionary authority to the proxy holders to vote on the five proposals. In addition, every proxy gives the holder discretionary authority to vote on other matters that arise at the meeting of which management is not aware. However, the proxy holders will not vote any proxy that withholds authority or that is voted against the reorganization in favor of any adjournment of the meeting.

Is my vote confidential?

         Yes. Only the judges of election and the proxy holders will have access to your proxy. All comments will remain confidential unless you ask that your name be disclosed.

What constitutes a quorum?


         Each matter to be acted upon at the meeting requires the presence of a quorum. As of April 8, 2000, 612,500 shares of common stock were issued and outstanding. The holders of a majority of the outstanding shares, or 306,251 shares, must be present or represented by proxy, in order to establish a quorum. If you vote by proxy or in person, you will be considered part of the quorum.


What vote is required to approve each proposal?

o Approval and adoption of the plan of reorganization and related plan of merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of the bank's common stock.

o The five nominees for bank director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected.

         The following proposals require the affirmative vote of a majority of the shares present and entitled to vote at the meeting, in person or by proxy:

         o    Fixing the number of bank directors to be elected at five;
         o    Ratifying the bank's independent auditors; and
         o    Adjourning the meeting to a later date if necessary.

What percentage of stock do the directors and executive officers own?

         Approximately 6.11% of our common stock as of March 10, 2000.

Who are the largest principal shareholders?

         The Edward Scull Trust holds 13.22% of the outstanding shares of the bank's common stock. The trust benefits the nephews and nieces of the late Edward Scull. George S. Cook , the father of G. Henry Cook, President and Chief Executive Officer of the bank, and of Thomas J. Cook, Senior Vice President of the bank, is a beneficiary of the trust.

                                  RISK FACTORS

         You should carefully consider all information in this document, especially the risk factors below, in determining how to vote.

The holding company could issue additional shares of common stock without shareholder approval for various corporate purposes, including to delay or prevent a potential acquisition.

         The holding company's authorized capital consists of 4.0 million shares of common stock. A large number of authorized shares will generally permit the board of directors to have as much flexibility as possible to issue additional shares, without prior shareholder approval, for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, and employee incentive plans. These additional shares could also be used by the board of directors to delay or prevent a third party's attempt to gain control over the holding company. This could be accomplished by issuing new shares to a management-friendly party. By comparison, the bank has 612,500 authorized shares of common stock, all of which are issued and outstanding. The issuance of new bank shares would require shareholder approval to increase the bank's number of authorized shares.

The holding company's issuance of additional shares of common stock could dilute or depress the value of your shares of the holding company's common stock.

         We anticipate that the holding company will issue approximately 2,450,000 shares of common stock, if the reorganization is completed, and approximately 1,550,000 shares of common stock will remain unissued. Sales of additional shares of stock, or the perception that shares may be sold, could negatively affect the market price of the holding company's stock.

         The issuance of additional shares could also dilute the percentage ownership interest and corresponding voting power of the prior shareholders. Shareholders of the holding company, like shareholders of the bank, will not have preemptive rights, which is the right to subscribe for additional shares being offered on a proportional basis to their stock ownership percentage.

The Pennsylvania Business Corporation Law of 1988 contains strong anti-takeover provisions that apply to corporations registered under Section 12 of the Securities Exchange Act of 1934 and which could delay or prevent an acquisition.

         The Pennsylvania Banking Code of 1965 governs the rights of shareholders of the bank, but the Pennsylvania Business Corporation Law of 1988 will govern the rights of shareholders of the holding company. Under the Business Corporation Law, strong anti-takeover provisions apply to corporations that have their securities registered with the SEC under Section 12 of the Securities Exchange Act of 1934. Although we do not anticipate that the holding company will be required to register under Section 12 in the near future, the holding company would be required to register its stock under Section 12 within 120 days of the end of the calendar year in which it has more than 500 shareholders and more than $10 million in assets on a consolidated basis. As of December 31, 1999, the bank had about $280 million in assets and 410 shareholders, and the holding company is expected to have about the same number of shareholders after the reorganization. These anti-takeover provisions will not apply until the holding company is registered under a Section 12.

         However, after the proposed reorganization, the holding company will automatically become an SEC-reporting company under Section 15(d) of the 1934 Act. A few of the anti-takeover provisions of the Business Corporation Law apply to Section 15(d) companies. To the extent the holding company is permitted by law to do so, it has opted out of these provisions specifically applicable to
Section 15(d)companies. See section entitled "Description of the Holding Company's Capital Securities - Anti-Takeover Provisions Applicable to Registered Corporations."

Reorganizing the bank into a holding company structure will add an additional layer of government regulation that will result in additional costs.

         The bank is already subject to extensive governmental supervision, regulation and control, and the reorganization will result in additional regulation. The holding company will have additional filing and reporting requirements under both the Securities Exchange Act of 1934 and the Securities Act of 1933:

o After completion of the reorganization, as and SEC reporting company the holding company will file periodic financial reports, proxy statements and other information with the SEC.

o The holding company must also file registration statements with the SEC under the Securities Act of 1933, as well as with state securities commissions under state securities laws, for the offer and sale of its securities to the public. Presently, the bank is exempt from the registration requirements under the 1933 Act and from most state registration requirements because of exemptions for bank securities.

These additional filings under both the 1933 and 1934 Acts will entail additional costs, including legal fees.

         The holding company will also be subject to the provisions and restrictions of the Bank Holding Company Act of 1956 and to supervision by the Board of Governors of the Federal Reserve System. It must file an annual report with the Federal Reserve Board, which may also conduct examinations of the holding company. These requirements are designed to protect the safety and soundness of the bank subsidiaries of holding companies. As a result, the holding company will incur legal and other costs. See "Description of the Holding Company Supervision and Regulation of the Holding Company" below.

The forward-looking statements we make in this document are inherently uncertain.

         This proxy statement/prospectus contains forward-looking statements including statements regarding intent, belief, anticipation or current expectations about matters that may or may not occur in the future. A forward-looking statement is any statement that is not a historical fact. These statements are subject to risks, uncertainties and assumptions. These include the risk that projected trends for the continued growth of the bank will not occur. If one or more of these risks or uncertainties occurs or if underlying assumptions prove incorrect, actual results, performance or achievements in 2000 and beyond could differ materially from those stated.

Please read the following warnings as to limitations on the accuracy of information in this proxy statement/prospectus and on the extent of this offering.

         You should not assume that the information in this proxy statement/prospectus or any supplement is accurate as of any other date than the date indicated on those documents.

         This proxy statement/prospectus does not constitute an offer of securities in any jurisdiction in which, or to any person to whom, it is not permitted. Neither does this proxy statement/prospectus cover resales of shares of holding company common stock after completion of the proposed reorganization, and no person is authorized to make use of this proxy statement/prospectus in connection with any resale.


                           PER SHARE PRICE INFORMATION

         There has never been an organized public trading market for the bank's common stock. Bank common stock is traded over-the-counter from time to time. The last reported sale of bank common stock prior to the public announcement of the reorganization on February 18, 2000, was a trade of 580 shares at $55.00 per share on February 16, 2000. Due to the infrequency of trading and the fact that these trades are generally private transactions, we are unable to determine actual trading prices on any given date.

         Because Somerset Trust Holding Company was not yet incorporated at the time of the public announcement on February 18, 2000, the holding company's common stock had no market value. We anticipate that after the reorganization, the per share market value of the holding company's common stock will be approximately one-fourth of the per share market value of the bank's common stock immediately after the reorganization, based on the 4-for-1 stock exchange ratio.


                  GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of Annual Meeting


         The board of directors of Somerset Trust Company, a Pennsylvania-chartered bank and trust company, is furnishing this proxy statement to solicit your proxy for use at the Annual Meeting of Shareholders of the bank and any adjournment of the meeting. The annual meeting will be held at the Board Room at the bank's main office at 151 West Main Street, Somerset, Pennsylvania 15501-0777, on Thursday, May 18, 2000, at 1:00 p.m., Eastern
Time.

Purpose of the Annual Meeting

         At the annual meeting, the board of directors of the bank will request that shareholders:


         o Consider and act upon a proposal to approve and adopt a plan of reorganization and related plan of merger, providing for


              o The reorganization of Somerset Trust Company as the wholly owned subsidiary of Somerset Trust Holding Company through the merger of Somerset Interim Bank, a Pennsylvania-chartered interim banking institution and wholly owned subsidiary of Somerset Trust Holding Company, into Somerset Trust Company; and

              o The exchange of each share of common stock of Somerset Trust Company for four shares of common stock of Somerset Trust Holding Company;

         o Fix the number of bank directors to be elected at the annual meeting at five;

         o Elect five directors of the bank, including three to serve for a three-year term, one to serve for a two-year term and one to serve for a one-year term, and until their successors are properly elected and qualified;

         o Ratify the selection of Stokes, Kelly & Hinds, L.L.C., Certified Public Accountants, of Pittsburgh, Pennsylvania, as the bank's independent auditors for the year ending December 31, 2000;

         o Consider any adjournment of the meeting to a later date, if necessary, to permit further solicitation of proxies in the event there are insufficient votes at the time of the meeting to constitute a quorum or to approve the plan of reorganization and plan of merger; and

         o Transact any other business that may properly come before the annual meeting and any adjournment of the meeting.


                                VOTING PROCEDURES

Voting Securities and Record Date


         The board of directors of the bank has fixed April 8, 2000, as the record date for the determination of shareholders of the bank entitled to vote at the annual meeting. On the record date, the bank had issued and outstanding approximately 612,500 shares of common stock, par value $1.00 per share, the only authorized class of stock. Approximately 410 shareholders held these shares. Each outstanding share of common stock entitles the record holder to one vote.

Quorum

         Under Pennsylvania law and the bylaws of the bank, the presence of a quorum is required for each matter to be acted upon at the annual meeting. The holders of a majority of the outstanding shares of common stock, or 306,251 shares, must be present at the meeting, either in person or by proxy, to establish a quorum. For purposes of establishing a quorum, the bank will count as present shareholders represented by proxies marked "withhold" or "abstain." "Broker non-votes" will not be counted in determining the presence of a quorum for the particular matter. "Broker non-votes" are shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have the discretionary voting power on a particular matter. In the absence of a quorum, the board of directors of the bank intends to adjourn the meeting to another place and time without further notice to shareholders, until a quorum is present.

Vote Required for Approval

         Reorganization Proposal. Assuming the presence of a quorum, the required vote for the approval of the reorganization is the affirmative vote of at least two-thirds of the total outstanding shares of common stock. Abstentions and broker non-votes are not votes cast and therefore do not count either for or against the approval and adoption of matters before the meeting. Although abstentions and broker non-votes are not votes cast, they have the practical effect of votes cast against the reorganization proposal.

         If you abstain from voting and do not follow the requirements under Pennsylvania law for dissenters' rights of appraisal, and if at least two-thirds of the outstanding shares of bank common stock vote in favor of the reorganization, you will automatically, without any action on your part, receive four shares of holding company common stock in exchange for each share of bank common stock you hold. However, you will be required to surrender your bank stock certificates for holding company stock certificates.

         Election of Directors. Assuming the presence of a quorum, the five nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Votes withheld and broker non-votes will count neither for nor against the election of a nominee. Only in the election of directors, each shareholder may, in person or by proxy, multiply the number of votes to which he or she may be entitled by the number of directors to be elected. This is known as "cumulative voting." The shareholder may cast all of his or her cumulative votes for one director candidate, or he or she may distribute the votes among any two or more candidates.

         Other Proposals. A majority of shares present, in person or by proxy, is necessary to approve the following proposals:

         o    Fixing the number of bank directors to be elected;
         o    Ratifying the bank's independent auditors; and
         o    Adjourning the meeting if necessary.

         Although abstentions and broker non-votes do not count either for or against the proposal, they have the practical effect of reducing the number of affirmative votes required to achieve a majority for the matter by reducing the total number of shares voted from which the required majority is calculated.

Solicitation of Proxies


         The bank's board of directors is sending this proxy statement/prospectus and the enclosed proxy form to shareholders of the bank on or about April 10, 2000.


         In connection with the solicitation of proxies, the bank will:

         o    Bear the cost of soliciting proxies and

         o Reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable forwarding expenses to the beneficial owners of the stock.

         We estimate that the total amount spent by us on the proxy solicitation will be no more than $2,500. As of March 10, 2000, we have not spent any funds on proxy solicitation.

         The directors, officers and employees of the bank may also solicit proxies personally or by telephone, telegraph, facsimile transmission or other electronic means. The bank will not pay additional compensation for such solicitation.

Voting by Proxy and Revocation of Proxies

         By properly completing and signing a proxy form, you will be appointing the proxy holders to vote your shares at the annual meeting according to your instructions on the proxy form. If a proxy is completed, signed and returned without indicating any voting instructions, the shares represented by the proxy will be voted:

         o FOR the approval and adoption of the plan of reorganization and related plan of merger;

         o FOR the proposal to fix the number of bank directors to be elected at the annual meeting at five;

         o FOR the election of the five nominees for bank director named below;

         o FOR the ratification of Stokes, Kelly & Hinds, L.L.C., Certified Public Accountants of Pittsburgh, Pennsylvania, as the bank's independent auditors for the year ending December 31, 2000; and

         o FOR the adjournment of the meeting to a later date, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to constitute a quorum or to approve the reorganization proposal.

         However, the proxy holders will not vote any proxy that withholds authority or that is voted against the reorganization in favor of any adjournment of the meeting.

         A proxy also gives the persons named as proxy holders the right to vote on other matters incidental to the conduct of the meeting. If other matters are properly brought before the meeting, the proxy holders will vote your proxy in accordance with the recommendations of the bank's management.

         Execution and return of the enclosed proxy will not affect your right to attend the annual meeting and vote in person if you first give notice to Thomas J. Cook, Secretary of the bank. A shareholder of the bank who returns a proxy may revoke the proxy prior to the time it is voted:

         o By giving written notice of revocation to Thomas J. Cook, Secretary, Somerset Trust Company, P.O. Box 777, 151 West Main Street, Somerset, Pennsylvania 15501;

         o By delivering a properly executed proxy bearing a later date to the Secretary of the bank; or

         o By voting in person after giving written notice to the Secretary of the bank.

         Attendance by a shareholder at the annual meeting will not by itself revoke a proxy.


                 BENEFICIAL OWNERSHIP OF THE BANK'S COMMON STOCK
                    BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table provides information, as of March 10, 2000, with respect to the following beneficial owners of the bank's common stock:

         o Each shareholder who owns more than 5% of the bank's outstanding common stock, either on the bank's records or indirectly as a "beneficial" owner,

         o    Each director of the bank,

         o    Each nominee for director, and

         o    All bank executive officers and directors as a group.

         We determined beneficial ownership by applying the General Rules and Regulations of the SEC, which state that a person may be credited with the ownership of common stock:

         o Owned by or for the person's spouse, minor children or any other relative sharing the person's home;

         o Of which the person shares voting power, which includes the power to vote or to direct the voting of the stock; and

         o Of which the person has investment power, which includes the power to dispose or direct the disposition of the stock.

         Also, a person who has the right to acquire beneficial ownership of shares within 60 days after March 10, 2000, will be considered to own the shares. Unless otherwise indicated, the persons listed own their shares directly as individuals.


                                                   Amount and  Nature of
                                                 Beneficial Ownership of                   Percentage of Bank's Common
                                                  Bank's Common Stock (1)                  Stock Beneficially Owned (2)
                                                  -----------------------                  ----------------------------
Name and Address
of 5% Holder
------------
Edward Scull Trust                                        80,960                                      13.22%
   Attn: Patrick Wallace,
   Vice President/Trust Office
   Ligonier Office
   PNC Bank NA
   204 E. Main Street
   Ligonier, PA  15658(3)

Name of Individual and
Position with Bank
------------------
G. Henry Cook, President and Chief                      4,852.64 (4)                                    *
   Executive Officer, Chairman
   and Director

Thomas J. Cook                                          4,170.92 (5)                                    *
   Senior Vice President, Secretary,
   Director

Jon C. Clapper,                                              250 (6)                                    *
   Director

Barbara Wheeler Davies,                                    6,960 (7)                                   1.14%
   Director

Dean M. Hottle                                             6,200 (8)                                   1.01%
   Director

John M. Kriak                                                600 (9)                                    *
   Director

Alan L. Miller                                             8,700 (10)                                  1.42%
   Director

Lloyd E. Mostoller                                           608 (11)                                   *
   Director

Marlin C. Sherbine                                           150                                        *
   Director

Richard C. Yeager                                          1,000(12)                                    *
   Director

Edward R. Zeigler                                          1,090(13)                                    *
   Director


                                                   Amount and  Nature of
                                                 Beneficial Ownership of                   Percentage of Bank's Common
                                                  Bank's Common Stock (1)                  Stock Beneficially Owned (2)
                                                  -----------------------                  ----------------------------

All Executive Officers and Directors                    37,395.56                                      6.11%
as a Group (14 persons in total)

----------------------

* Represents beneficial ownership of less than 1% of the bank's common stock.

(1)      Information furnished by the directors and the bank.
(2) Based on 612,500 outstanding shares of common stock as of March 10, 2000.
(3) George S. Cook, father of G. Henry Cook and Thomas J. cook, is a one-sixth beneficiary of the trust, which benefits the nephews and nieces of the late Edward Scull. In addition, George S. Cook holds 24,560 shares, either individually or jointly with his spouse.
(4) Includes 40 shares held jointly with spouse, 200 shares held individually by spouse, 400 shares held by his minor children, 1,104.7897 vested but undistributed shares held in the bank's ESOP, and
         87.85 unvested shares held in the bank's non-qualified ESOP. In addition, G. Henry Cook's parents, George S. and Eve Cook, beneficially own 25,560 shares. George S. Cook is also a beneficiary of the Edward Scull Trust, listed as a principal shareholder. G. Henry Cook's brother, Thomas J. Cook, is an executive officer of the bank and is listed in this table.
(5) Includes 130 shares held jointly with spouse, 200 shares held individually by spouse, 829.5885 vested but undistributed shares held in the bank's ESOP, and 61.33 unvested shares held in the bank's non-qualified ESOP, and 600 shares owned by his adult child residing at home. In addition, Thomas J. Cook's parents, George S. and Eve Cook, beneficially own 25,560 shares. George S. Cook is also the chairman and a beneficiary of the Edward Scull Trust, a principal shareholder. Thomas J. Cook's brother, G. Henry Cook, President of the bank, is an executive officer of the bank and is listed in this table.
(6)      Owned jointly with spouse.
(7) Held in trust. Ms. Davies is the beneficiary. In addition, Ms. Davies' mother, Joan Wheeler, a prior director of the bank, owns 2,370 shares individually and 4,340 shares jointly with her husband.
(8)      Includes 3,000 shares held individually by spouse.
(9)      Includes 400 shares held jointly with spouse.
(10) Includes 1,235 shares held jointly with spouse and 1,485 shares held individually by spouse
(11)     Held jointly with spouse.
(12)     Held jointly with spouse.
(13) Includes 950 shares held jointly with spouse and 50 held individually by his adult son who resides at home.

         In terms of the number of shares, as of March 10, 2000, the affirmative votes of the holders of at least approximately 408,334 shares will result in the approval of the proposed reorganization. The officers and directors, as a group, own 37,395.56 shares, or approximately 9.16% of the shares representing affirmative votes needed to approve the reorganization.

                                 PROPOSAL NO. 1:

                    REORGANIZATION OF SOMERSET TRUST COMPANY
               AS THE SUBSIDIARY OF SOMERSET TRUST HOLDING COMPANY

Description of Reorganization Procedure


         We are asking that you approve a plan of reorganization and related plan of merger that would result in the reorganization of the bank as a subsidiary of Somerset Trust Holding Company. The reorganization involves two steps. First, we incorporated Somerset Trust Holding Company under the Pennsylvania Business Corporation Law of 1988 to be the holding company for the bank, and we organized Somerset Interim Bank under the Pennsylvania Banking Code of 1965 as its wholly owned subsidiary. Somerset Trust Holding Company is a Pennsylvania business corporation, and the interim bank is a Pennsylvania-chartered interim banking institution. Neither the holding company nor the interim bank will conduct any business prior to the reorganization. The boards of directors of the holding company and the bank have approved the plan of reorganization and related plan of merger. We anticipate that the board of directors of the interim bank will approve these agreements after the interim bank is established. We are incorporating the plan of reorganization and plan of merger into this proxy statement/prospectus and attaching them as Annex A. The holding company and the bank have executed these agreements. We expect that the interim bank will execute these agreements after the organization of the interim bank has been completed.


         Next, under the terms of the plan of reorganization and plan of merger, if the bank's shareholders approve the transaction and other conditions are met, the interim bank will merge into the bank on the effective date of the reorganization. The bank will survive as the wholly owned subsidiary of Somerset Trust Holding Company. At that time, the shareholders of the bank will automatically become shareholders of the holding company. Each whole outstanding share of the bank's common stock will automatically represent four shares of the holding company's common stock. The prior shareholders of the bank will cease to have any rights as shareholders of the bank, and their rights will be based solely on their shares of holding company common stock. Alternatively, if demanded in accordance with Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, a shareholder of the bank will have the right to receive cash in the amount of the appraised value of his or her shares of the bank's common stock. See "Dissenters' Rights of Appraisal" below. After the reorganization, the bank will continue its banking business substantially unchanged and under substantially the same management.

         Assuming that no shareholder exercises his or her appraisal rights, the number of shares of the holding company outstanding immediately after the reorganization will be approximately four times the number of shares of the bank outstanding prior to the reorganization.

Amendment or Termination of the Plan of Reorganization and Plan of Merger

          The boards of directors of the holding company, the bank and the interim bank may amend the plan of reorganization and plan of merger by mutual consent either before or after approval by the bank's shareholders. However, no amendments can be made to the provisions relating to the exchange of shares of the bank for shares of the holding company without shareholder approval.

         The boards of directors of the holding company, the bank and the interim bank may terminate the plan of reorganization and plan of merger by mutual consent either before or after approval by the bank's shareholders if the bank's board of directors believes the reorganization would be inadvisable for any other proper reason.

Exchange of Stock, 4-for-1 Exchange Ratio

         On the day of the reorganization, shareholders of the bank who have not perfected dissenters' rights will become shareholders of the holding company without any action by the shareholders. Generally, they will automatically own four times the number of shares of the holding company's common stock as they previously owned of the bank's common stock. Each whole outstanding share of the bank's common stock, par value $1.00 per share, will become four shares of common stock, without par value, of the holding company. Shares held in the bank's two employee stock option plans will also be automatically exchanged for holding company stock. We anticipate that immediately after the reorganization, that each share common stock of the holding company will have a market value of about one-fourth that of each share of bank common stock prior to the reorganization.

         The holding company will not issue fractional shares of common stock in the reorganization, except that fractional bank shares held in the bank's Employee Stock Ownership Plans shall automatically be exchanged at the 4-for-1 ratio for holding company common stock, regardless of whether the exchange results in fractional interests in holding company common stock. Except for bank shares held in these plans, the holding company will pay each former shareholder of the bank cash in an amount equal to the fair market value of any fractional share interest in holding company stock.

         You should not interpret the fact that the holding company's stock has no par value as a negative aspect of the exchange. Par value for corporations has little meaning in today's marketplace. In organizing the holding company, we decided not to assign a par value to its common stock in order to provide for cleaner bookkeeping and maximum flexibility. The lack of par value is not likely to affect the market value of the common stock issued in the exchange.

Exchange of Stock Certificates

         Following the reorganization and until properly requested and surrendered, each outstanding stock certificate of the bank will, for all corporate purposes, represent the number of whole shares of the holding company that the holder would be entitled to receive upon its surrender.

         The bank and the holding company will require that shareholders exchange their present stock certificates, bearing the name "Somerset Trust Company," for new stock certificates, bearing the name "Somerset Trust Holding Company." After the reorganization, the bank and the holding company will send shareholders a notice requiring surrender of the stock certificates of the bank in exchange for stock certificates of the holding company. The holding company may withhold dividends payable after the reorganization from those shareholders who do not exchange their present stock certificates for new stock certificates within a reasonable period of time after receiving the notification to exchange their certificates. The holding company will pay any dividends withheld, without interest, to former shareholders of the bank upon the proper surrender of the bank's common stock certificates.

Failure to Surrender Stock Certificates

         Shareholders of the bank must surrender their stock certificates within two years of receiving notification to exchange their certificates. In the event that any former shareholder of the bank does not surrender his or her stock certificates within that time, the holding company may sell the shares of holding company common stock that would otherwise have been issued. The bank will hold the net proceeds of the sale, together with any cash to which the shareholder is entitled instead of the issuance of a fractional share and any previously accrued and unpaid dividends, in a non-interest bearing account for the shareholder's benefit. After this sale, the only right of the holders of the unsurrendered outstanding certificates will be the right to collect the net sales proceeds, cash and accumulated dividends held for their account. Generally, the net proceeds, cash and accumulated dividends will be paid to the former shareholder of the bank, without interest, only upon the proper surrender of the bank's stock certificates.

Reasons for the Proposed Reorganization

         In our opinion, the reorganization of the bank into a holding company structure will provide greater flexibility in:

         o    Financing,
         o    Engaging in non-banking activities,
         o    Responding to changes in law, and
         o    Acquiring other banks.

         Financing. In order for the bank to continue to grow, additional capital may be necessary. One of the advantages of formation of a holding company is the greater number of alternatives for raising capital. When used, these alternatives as described below may support the growth of the bank and holding company:

         o Authorized Capital. The authorized capitalization of the holding company is 4.0 million shares of common stock. Currently, the bank is only authorized to issue up to 612,500 shares of common stock. The same number of shares are issued and outstanding. If the plan of reorganization and plan of merger are approved, we anticipate that the holding company will issue approximately 2,450,000 shares of its common stock in the reorganization. As a result, the holding company would have approximately 1,550,000 authorized but unissued shares of common stock.

              We have no current plans to approve future issuances of additional shares of common stock. However, we have authorized a larger number of shares of common stock so that we have shares available to provide us with additional business and financing flexibility in the future. The board of directors may use the additional shares without further shareholder approval to:

              o   Issue stock dividends and effect stock splits,
              o   Raise capital,
              o   Provide equity incentives to employees, officers or directors,
              o   Establish strategic relationships with other companies,
              o Expand the holding company's business through the acquisition of other businesses, and
              o Oppose a hostile takeover attempt or delay or prevent an acquisition.

              Also, we believe that the 4-for-1 exchange ratio will make the market for the holding company's common stock more liquid than the market for the bank's common stock, and this should add to our flexibility.

              The further issuance of common stock could dilute the voting rights and book value per share of the common stock of the holding company. See "Risk Factors."

         o Debt Financing. The ability to incur indebtedness at the holding company level and to contribute the proceeds to the bank as equity capital provides further flexibility.

         o Trust Preferred Stock. The issuance of trust preferred stock is one alternative for raising capital. Although the manner in which trust preferred stock is issued is very complicated, the basic form of the transaction is as follows:

              o A holding company creates a special trust subsidiary, usually a Delaware business trust.
              o   The subsidiary issues preferred stock to interested investors.
              o The holding company then issues long-term debt to the subsidiary in return for the subsidiary paying the holding company the proceeds from the sale of the trust preferred stock. The holding company must pay interest to the subsidiary that the subsidiary passes through to the holders of the trust preferred stock.

              The advantages of trust preferred stock to the holding company are that:

              o It qualifies as "Tier 1" capital; A term used by regulators to identify the safest type of capital; and a key factor examined by the holding company's regulators in determining whether a holding company is adequately capitalized.
              o Under current tax law, the holding company's payment of interest to a subsidiary is tax deductible.
              o The issuance of trust preferred stock will not dilute the holding company's common stock equity ownership or earnings per share.

         A bank may not issue trust preferred stock. The holding company structure is necessary to issue such securities. Although we have no plans to issue trust preferred stock at this time, it is possible that we may use this form of financing in the future.

         Non-Banking Activities. Under the Bank Holding Company Act of 1956, as amended, with the prior approval of the Federal Reserve Board, the holding company may organize or acquire other financially oriented businesses without shareholder approval. The holding company has no present plans to expand in this way. Subsidiaries of the holding company not engaged in banking, but rather in activities related to banking, are not subject to geographic restrictions. See section entitled "Description of the Holding Company - Permitted Activities."

         Flexibility in Responding to Changes in Law. The holding company structure will generally provide more flexibility in responding to changes in banking and corporate law. For example, the Gramm-Leach-Bliley Act became law on November 12, 1999. The law repeals provisions in the Banking Act of 1933, also known as the Glass-Steagall Act, to permit a special type of bank holding company, namely, a financial holding company, that may engage in any financial activities that are "financial in nature or incidental to such activities," to include insurance underwriting, agency and brokerage services and investment banking and securities brokerage services.

         Bank Acquisitions. Although we currently have no plans to acquire other banks, the holding company structure will permit greater flexibility in acquiring other banking institutions in the future, if we decide to do so. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, adequately capitalized and well-managed bank holding companies may acquire banks in any state, subject to deposit concentration limits and approval by the Federal Reserve Board. The Act also permits interstate mergers between adequately capitalized and managed banks, subject to approval by the appropriate regulators. The Act further permits the establishment of new branches in another state if the law of the state where the new branch is located expressly permits it. However, the ability to acquire another bank, either within Pennsylvania or outside Pennsylvania, as an additional subsidiary of the holding company, without merging Somerset Trust Company and the target bank, gives us more options for growth.

Dissenters' Rights of Appraisal

         General. Under the Pennsylvania Banking Code of 1965, which directs that dissenter's rights are governed by the Pennsylvania Business Corporation Law of 1988, shareholders of the bank's common stock have the right to dissent from the merger and reorganization and to obtain payment of the "fair value" of their shares in the event we complete the reorganization. The Pennsylvania Business Corporation Law of 1988 also grants shareholders of the bank the right to dissent from the transaction and receive the "fair value" of their shares.

         If you contemplate exercising your right to dissent, we urge you to read carefully the provisions of Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, which is attached to this proxy statement/prospectus as Exhibit E. A discussion of the provisions of the statute is included here. The discussion describes the steps that you must take if you want to exercise your right to dissent. You should read both this summary and the full text of the law.

         Send any written notice or demand required concerning your exercise of dissenters' rights to G. Henry Cook, President, Somerset Trust Company, P.O. Box 777, 151 West Main Street, Somerset, Pennsylvania 15501.

         Fair Value. The term "fair value" means the value of a share of the bank's common stock immediately before the day of the merger and reorganization, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the reorganization

         Notice of Intention to Dissent.  If you wish to dissent, you must:

         o File a written notice of intention to demand payment of the fair value of your shares if the reorganization is completed, prior to the vote of shareholders on the reorganization at the annual meeting;

         o Make no change in your beneficial ownership of stock from the date you give notice through the day of the reorganization; and

         o Not vote your stock for approval of the plan of reorganization and plan of merger.

         Voting in favor of the reorganization constitutes a waiver of dissenter's rights of appraisal. Further, neither a proxy marked against approval of the reorganization nor a vote at the annual meeting against approval of the reorganization satisfies the necessary written notice of intention to dissent. A separate written notice must be filed with the bank prior to the vote of shareholders on the reorganization, as described above.

         Notice to Demand Payment. If the reorganization is approved by the required vote of shareholders, the bank will mail a notice to all dissenters who gave due notice of intention to demand payment and who did not vote for approval of the plan of reorganization and plan of merger. The notice will state where and when you must deliver a written demand for payment and where you must deposit certificates for stock in order to obtain payment. The notice will include a form for demanding payment and a copy of the law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

         Failure to Comply with Notice to Demand Payment, etc. You must take each step in the indicated order and in strict compliance with the statute to keep your dissenters' rights. If you fail to follow the steps, you will lose you right to dissent and you will receive four shares of Somerset Trust Holding Company's common stock for each share of the bank's common stock that you hold.

         Payment of Fair Value of Shares. Promptly after the reorganization, the bank will send dissenters, who have timely filed the demand for payment and deposited their stock certificates, the amount that the bank estimates to be the fair value of the stock. The remittance or notice will be accompanied by:

         o A closing balance sheet and statement of income of the bank for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements;

         o A statement of the bank's estimate of the fair value of its common stock; and

         o A notice of the right of the dissenter to demand supplemental payment, accompanied by a copy of the law.

         Estimate by Dissenter of Fair Value of Shares. If a dissenter believes that the amount stated or remitted by the bank is less than the fair value of the stock, the dissenter may send an estimate of the fair value of the stock to the bank. If the bank remits payment of estimated value of a dissenter's stock and the dissenter does not file his or her own estimate within 30 days after the bank mailed its remittance, the dissenter will be entitled to no more than the amount remitted by the bank.

         Valuation Proceeding. If any demands for payment remain unsettled within 60 days after the latest to occur of:

              o   The reorganization,

              o   The bank's timely receipt of any demands for payment, or

              o The bank's timely receipt of any estimates by dissenters of the fair value,

then, the bank may file an application, in the Court of Common Please of Somerset County, requesting that the court determine the fair value of the stock. If this happens, all dissenters, no matter where they reside, whose demands have not been settled, shall be made parties to the proceeding. In addition, a copy of the application will be delivered to each dissenter.

         If the bank fails to file the application, then any dissenter, on behalf of all dissenters who have made a demand and who have not settled their claim against the bank, may file an application in the name of the bank at any time within the 30-day period after the expiration of the 60-day period and request that the Somerset County Court determine the fair value of the shares. The fair value determined by the Court may, but need not, equal the dissenters' estimates of fair value. If no dissenter files an application, then each dissenter entitled to do so shall be paid the bank's estimates of the fair value of the common stock and no more, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Court finds fair and equitable.

         Costs and Expenses. The costs and expenses of any valuation proceedings in the Somerset County Court, including the reasonable compensation and expenses of any appraiser appointed by the Court to recommend a decision on the issue of fair value, will be determined by the Court and assessed against the bank except that any part of the costs and expenses may be apportioned and assessed by the Court against all or any of the dissenters who are parties and whose action in demanding supplemental payment the Court finds to be arbitrary, vexatious or in bad faith.

Conditions To The Reorganization

         The reorganization will not occur unless the following conditions are met:


         o    Shareholders approve the transaction,

         o The Pennsylvania Department of Banking must approve the organization of the interim bank and the merger of the interim bank into the bank. On March 15, 2000, the organizers of the interim bank filed an application with the Department of Banking for approval to charter the interim bank. After receiving approval for the interim bank charter, the bank will file an application to merge with the interim bank. The Department of Banking must grant approval for the proposed merger prior to completion of the proposed transactions.

         o The interim bank must also file a notice application with the Federal Deposit Insurance Corporation for federal deposit insurance. After the interim bank has completed its organization, it will file the required notice with the FDIC.

         o Under the Bank Merger Act, the Board of Governors of the Federal Reserve System, as the bank's primary federal regulator, must approve the merger of the bank into the interim bank. The bank will file a Bank Merger Act application with the federal reserve after the Department of Banking has approved the interim bank charter application. The Federal Reserve must approve the merger between the bank and the interim bank prior to completion of the proposed transactions.

         o The formation of a bank holding company requires the approval, or letter of nonobjection, of the Board of Governors of the Federal Reserve System. The holding company is preparing to file a notice with the Federal Reserve Bank of Cleveland of its proposal to become a bank holding company.


         In general, the bank regulatory authorities may disapprove this transaction if the reorganization and merger of the interim bank with and into the bank and the reorganization of the bank into a one-bank holding company would not be consistent with adequate sound banking practices and would not be in the public interest.


         In addition, the merger of the interim bank with the bank may not occur for 15 days from the date of the approval by the FDIC. If the United States Department of Justice has issued a challenge on anti-trust grounds, the regulators may extend the waiting period. The merger of the interim bank with the bank and the reorganization of the bank into a one-bank holding company cannot proceed in the absence of these regulatory approvals. We cannot assure that the bank regulatory authorities will issue all necessary approvals for the reorganization and merger, or that they will issue the approvals in a timely manner. If the regulators issue the necessary approvals in time, the bank and holding company anticipates completing the reorganization immediately after obtaining shareholder approval, by June 30, 2000.

          The approval of the bank regulatory authorities reflects only their view that the transaction does not violate the competitive standards of the law and is consistent with regulatory concerns relating to bank management and to the safety and soundness of the banking system. You should not interpret their approval as an opinion by the bank regulatory authorities that the reorganization is favorable to shareholders from a financial point of view or that the terms of the exchange are fair. The bank regulatory authorities' approval is not an endorsement or recommendation of the reorganization and merger.

Closing Date


         After all regulatory approvals have been issued, the reorganization and the merger of the interim bank into the bank will take place at the time the Pennsylvania Department of Banking files the Articles of Merger with the Pennsylvania Department of State. Presently, the bank plans to request that the Department of Banking file the Articles of Merger by no later than June 30, 2000. The Department of Banking will not file the Articles of
Merger until the holders of at least two-thirds of the issued and outstanding shares of common stock of the bank have approved and adopted the plan of reorganization and plan of merger.


Tax Consequences


         Shumaker Williams, P.C., Special Counsel to the bank and holding company, issued a tax opinion dated March 29, 2000, regarding federal tax consequences of the proposed transaction, the contents of which are summarized below. The opinion is attached as an exhibit to the Registration Statement, filed with the SEC, of which this proxy/prospectus forms a part. This is only a general description of the material federal income tax consequences of the reorganization. We recommend that you consult your own tax advisors as to particular facts and circumstances that may be unique to you and not common to shareholders as a whole and also as to any estate, gift, state, local or foreign tax consequences arising out of this transaction. We do not anticipate that the law will change before closing.


         The following is a summary of the opinion of Shumaker Williams, P.C. and is not binding on the Internal Revenue Service. Under the current provisions of the Internal Revenue Code of 1986, we anticipate that:

         o The bank, the holding company and the interim bank will recognize no gain or loss because of the reorganization;

         o The bank's shareholders will recognize no gain or loss upon the exchange of the bank's common stock solely for the holding company's common stock in accordance with the reorganization, except for

              o   That gain or loss recognized due to the receipt of cash which is received by any dissenting shareholder of the bank, and
              o   That gain or loss recognized due to the receipt of cash by any shareholder in lieu of fractional shares of the holding company's common stock;

         o The tax basis of the holding company's common stock received by each of the bank's shareholders will be the same as the tax basis of the bank's common stock owned prior to the reorganization by the shareholder;

         o The holding period of the holding company's common stock received by the bank's shareholders, generally, will include the holding period of the bank's common stock, provided that the common stock of the bank was held as a capital asset on the date of the exchange;

         o The payment of cash to the bank's shareholders in lieu of their fractional share interests of the holding company's common stock generally will represent a distribution in full payment in exchange for the fractional share interest in the holding company and will qualify as a capital gain or loss; and

         o Any distribution by the surviving bank to the holding company for the repayment of the loan to charter the interim bank will not have any tax consequence.



         In general, under Section 302(a) of the Internal Revenue Code, dissenting shareholders will treat any cash they receive from the bank in redemption of their bank common stock as a capital gain or loss, if the shares are held as a capital asset. Otherwise, the tax law would require shareholders to treat cash as ordinary income. It is possible, however, that the provisions of Section 302(a) will not apply to a particular dissenting shareholder due to rules that treat some shareholders as owning shares actually owned by other individuals and entities, including certain individuals related to the shareholder and certain partnerships, estates, trusts and corporations in which the shareholder has an interest. If these rules apply, the amounts the bank pays to the dissenting shareholder may be taxable as dividends.

         Under current Pennsylvania personal income tax law, shareholders who reside in Pennsylvania will not recognize a gain or loss on the exchange of the bank's common stock for the holding company's common stock, except for shareholders exercising dissenters' rights and except for fractional shares. The holding company's common stock under current Pennsylvania law is not subject to personal property taxes in the various counties of Pennsylvania.

         In some jurisdictions, the state and local law treats shares of common stock of a business corporation like the holding company differently from shares of stock of a banking institution.

We urge you to consult your own tax advisors to make an individual appraisal of the federal, state and local income tax and personal property and other tax consequences of the reorganization and the exercise of dissenters' rights.

Accounting Treatment

         We intend to treat the proposed reorganization as a pooling-of-interests for financial accounting purposes. The pooling-of-interest method of accounting for a business combination reflects the union of ownership between the entities involved. Results of operations are restated for prior periods as if the entities involved had always been combined. Immediately after the reorganization, its consolidated financial statements of the holding company will be substantially equivalent to the bank's financial statements prior to the reorganization. The holding company's parent-only financial statements will reflect its investment in 100% of the shares of the bank's common stock.

Trading and Resale of Holding Company Common Stock

         The bank's shares are sold from time to time in the over-the-counter market and in private transactions. Initially, we do not expect that holding company's common stock will trade on a more frequent basis following the merger. We have no plans to list shares of the holding company's common stock on any stock exchange, although we may do so in the future.

         The holding company is registering its common stock to be issued in the reorganization with the SEC under the Securities Act of 1933. Following the reorganization, former shareholders may freely resell or otherwise transfer their shares, except those former shareholders who are deemed "affiliates" of the holding company, within the meaning of Rules 144 and 145 under the Securities Act. An affiliate is any person who directly or indirectly controls, is controlled by, or is under common control with the holding company. In general terms, any person who is an executive officer, director or 10% shareholder of the bank at the time of the shareholders' meeting may be deemed to be an affiliate of the bank, and an affiliate of the holding company upon completion of the reorganization, for purposes of Rules 144 and 145. This proxy statement/prospectus does not cover resales of shares of the holding company's common stock to be issued to affiliates of the holding company in connection with the transaction.

         The holding company's common stock received by persons who are deemed to be affiliates of the holding company may be resold only:

         o    In compliance with the resale provisions of Rule145(d);

         o In compliance with the provisions of another applicable exemption from the registration requirements of the Securities Act; or

         o Pursuant to an effective registration statement filed with the SEC.

         In general terms, Rules 144 and 145(d) under the Securities Act permit an affiliate of the holding company to sell shares of the holding company's common stock received by him or her in ordinary brokerage transactions subject to limitations on the number of shares that may be resold in any consecutive 3- month period. Generally, the affiliate, not acting in concert with others, may not sell that number of shares which is more than 1% of the outstanding shares of the holding company's common stock during the 3-month period.

         The ability of affiliates to resell shares of the holding company's common stock received in the transaction under Rule 144 and Rule 145(d) is subject to the holding company's having satisfied its 1934 Act reporting requirements, if any, for specified periods prior to the time of sale.

         The limitations under Rules 144 and 145(d) will cease to apply in the case of a person who is no longer an affiliate of the holding company and has not been an affiliate of the holding company for at least three months, if a period of at least two years has elapsed since the date the prior affiliate acquired the holding company's shares in the reorganization.

         Finally, under accounting rules for a pooling-of-interest transaction, an affiliate of the bank may not, as a general rule and subject to an exception in the case of some very small sales:

         o Sell any shares of the holding company's common stock during the 30-day period immediately preceding the day of the reorganization; or

         o Sell any shares of the holding company's common stock received by him or her in exchange for shares of the bank's common stock until after the publication of financial results covering at least 30 days of post-reorganization operations.

Capitalization

         We set forth below the capitalization:


         o    Of the bank on December 31, 1999,
         o    Of the interim bank upon its organization, and
         o    Of the holding company at initial formation on March 6, 2000.


                                            Somerset Trust      Somerset       Somerset Trust
                                                Company       Interim Bank     Holding Company
                                                -------       ------------     ---------------
Prior to Merger

Number of Shares Authorized,
     Common Stock, par value
     $1.00 for bank, $1.00 for interim
     bank and without par value
       for holding company...............         612,500        1,000,000        4,000,000

Number of Shares outstanding:
      Common Stock.......................         612,500          100,000 (1)            3 (2)


Capital Accounts:
      Common Stock.......................     $   612,500       $  100,000 (1)   $        3 (2)
      Capital Surplus....................       2,501,959           55,000 (1)
      Retained Earnings..................      23,143,036                0                0
      Accumulated other
      Comprehensive (loss) income........      (3,267,383)               0                0
      Unearned ESOP shares...............         (92,500)               0                0
                                              -----------                -                -
Total Equity Capital.....................     $22,897,612       $  155,000       $        3


         Set forth below is the same information, as adjusted to reflect the reorganization and the merger of the interim bank into the bank:

After Merger

Number of Shares Authorized,
        Common Stock, par value
        $1.00 for bank, $1.00 for interim
        bank and without par value
        for holding company                       612,500                0        4,000,000

Number of Shares Outstanding:
     Common Stock par value
     $1.00 for bank, $1.00 for
     interim bank and without
     par value for holding
     company.............................         612,500                0 (3)    2,450,000 (4)


Capital Accounts:
     Common Stock........................     $   612,500       $        0      $ 3,114,459
     Capital Surplus.....................       2,501,959                0               --
     Retained Earnings...................      23,143,036                0       23,143,036
     Accumulated other
         Comprehensive (loss) Income.....      (3,267,383)               0       (3,267,383)
       Unearned ESOP shares..............         (92,500)               0          (92,500)
                                              -----------                -      -----------
Total Equity Capital.....................     $22,897,612 (5)   $        0      $22,897,612 (6)

--------------------

(1) Represents shares issued upon the initial capitalization of the interim bank for $1.55 per share. The organizers of the interim bank subscribed for 3,000 shares, and Somerset Trust Holding Company subscribed for 97,000 shares. At the time the merger is completed, the organizers will transfer their 3,000 shares to Somerset Trust Holding Company at the same purchase price, $1.55 per share. The $55,000 in capital surplus includes a $5,000 expense fund, as required by the Pennsylvania Banking Code of 1965.

(2) Represents three shares issued to the incorporators of the holding company for $1.00 per share. At the time of the merger, Somerset Trust Holding Company will repurchase these shares at the same purchase price, $1.00 per share, and retire them.

(3) Represents the merger of the interim bank into the bank. At the time of the merger, the 100,000 shares of interim bank common stock will be exchanged for 612,500 shares of bank common stock.

(4) Represents the maximum number of shares to be issued to the holders of common stock of the bank as the result of the merger. No fractional shares of holding company common stock will be issued in the reorganization, except that fractional bank shares held in the bank's Employee Stock Ownership Plans, or ESOP's, shall automatically be exchanged at the 4-for-1 ratio for holding company common stock, regardless of whether the exchange results in fractional interests in holding company common stock. Except for bank shares held in these plans, the holding company will pay for any fractional interests in cash. The payment of cash to fractional shareholders and to shareholders who exercise their dissenters' rights could reduce the number of outstanding shares the holding company issues.

(5) Total equity capital reflects the capital accounts after payment of the $155,000 dividend to the holding company to repay its loan to purchase the shares that provided the funds for the initial capitalization of the interim bank. This borrowing will be through an unaffiliated bank in Pennsylvania at approximately prime rate. If the proposed reorganization had occurred on January 1, 1999, the payment of the dividend to repay the holding company' s loan would have reduced interest income for the bank's 1999 fiscal year by less than $500.

(6)      Amounts after the merger are on a consolidated basis.

Other Financial Information

         Immediately following the effective time of the reorganization, the consolidated financial statements of Somerset Trust Holding Company will be substantially the same as the bank's financial statements immediately prior to the reorganization. Prior to the closing of the reorganization, the holding company will not have commenced operations and will have no material assets or liabilities.

         Please refer to the bank's 1999 Annual Report, which is being delivered to bank shareholders with this proxy statement/prospectus, for additional financial information about the bank.

                       DESCRIPTION OF THE HOLDING COMPANY

Organization and Description of Business

         We organized the holding company as a Pennsylvania business corporation on March 3, 2000, for the purpose of forming a bank holding company. The articles of incorporation of the holding company authorize the issuance of up to
4.0 million shares of common stock, without par value. The holding company has authorized the issuance of three shares of its common stock to its three incorporators.

         We expect that the primary function of the holding company will be to own of all of the bank's common stock. The holding company's profitability will depend on the financial results of its operating subsidiary, the bank. In the future, we may decide to acquire or form additional subsidiaries, which could include other banks.

         At present, the holding company does not own or lease any property and has no paid employees. It will not actively engage in business until after the completion of the proposed reorganization. Until the day of the reorganization, the holding company will use the bank's space and employees without payment. After the reorganization, it will reimburse the bank on a fair and reasonable basis for all services furnished to it and for all expenses which the bank pays on its behalf

         Copies of the articles of incorporation and by-laws of the holding company are attached to this proxy statement/prospectus as Annexes B and C. We recommend that you read them carefully.

Properties

         The holding company does not own or lease any properties. For information about properties which the bank owns or leases, see "Description of the Bank - Properties."

Management


         The same persons who serve on the board of directors of the bank also serve on the board of directors of the holding company. See "Description of the Bank - Information as to Nominees and Directors" below. After the reorganization, the holding company will be the sole shareholder of the bank and will elect approximately one-third of the directors of the bank annually to serve for a three-year term. The board of directors of the holding company will appoint the officers of the holding company annually.

         The following table provides information about the current officers of the holding company. All of these officers also serve as officers of the bank and are employees of the bank.

                           Age as of
       Name              March 10, 2000                  Position
       ----              --------------                  --------

G. Henry Cook                  49               President and Chief Executive
                                                Officer, Chairman of the Board
Andrew F. Cook                 43               Vice President
Richard W. Stern               51               Treasurer
Thomas J. Cook                 46               Secretary


Executive and Director Compensation

         Because the holding company was not in existence in 1999, it paid no compensation to its directors and officers for that year. Further, the holding company has paid no compensation to its directors or officers to date in 2000. We anticipate that together the holding company and the bank will pay directors and officers the same compensation which they currently receive, with such increases in the future as may have occurred had the proposed reorganization not occurred. Although the holding company will hold several board meetings each year, we expect the total amount spent on directors for their attendance at board meetings to remain the same as before the reorganization. The holding company will not pay its directors separate compensation for their attendance at board meetings, but the bank will continue to compensate directors for their attendance at bank board meetings. See "Description of the Bank - Director Compensation" below.

Information about Beneficial Ownership of Significant Shareholders, Directors and Executive Officers

         After the reorganization, we anticipate that the percentage ownership of the holding company by each of its significant shareholders, directors and executive officers will be approximately the same as each such individual's percentage ownership of the bank immediately prior to the reorganization. See "Beneficial Ownership of the Bank's Common Stock by Principal Shareholders and Management." Andrew F. Cook, who is not an executive officer of the bank but who is Vice President of the holding company, beneficially owned 3,350 shares of bank common stock, as of March 10, 2000, which includes 2,550 shares held directly, 200 shares held individually by his spouse, and 600 shares held by his three minor children.

Relationships and Related Transactions


         G. Henry Cook, President and Chief Executive Officer, Andrew F. Cook, Vice President, and Thomas J. Cook, Secretary, are brothers. Their father, George S. Cook, is a beneficiary of the Edward Scull Trust, a principal shareholder of the bank, which will become a principal shareholder of the holding company after the reorganization. In addition, the information regarding material relationships between the directors and officers of the bank and transactions between the directors and officers of the bank and the bank also applies to the holding company. Please refer to "Description of the Bank - Relationships between Officers and Directors and Transactions between Officers and Directors and the Bank."

Directors' and Officers' Indemnification and Limits on Liability

         The holding company's bylaws provide for indemnification of its directors, officers, employees and agents against liabilities and expenses incurred in legal proceedings concerning the holding company, to the fullest extent permitted under Pennsylvania corporate law. Indemnification will only apply to persons who act in good faith, in a manner he or she reasonably believed to be in the best interest of the company, without willful misconduct or recklessness.

         We expect to extend the present directors' and officers' liability insurance policy to cover the holding company's directors and officers without significant additional cost. This liability policy would cover the typical errors and omissions liability associated with the activities of the holding company. The provisions of the insurance policy would probably not indemnify any of the holding company's officers and directors against liability arising under the Securities Act of 1933. In the opinion of the SEC, indemnification of officers, directors or persons controlling the holding company for liabilities arising under the 1933 Act is against public policy and unenforceable.

         The holding company's bylaws also limit the liability of directors for monetary damages to acts of self-dealing, willful misconduct or recklessness, unless the act constitutes a crime or involves liability for the payment of taxes. We believe that these provisions will help reduce baseless litigation, but they may also make it more difficult for shareholders to sue these persons on behalf of the company.

Supervision and Regulation of the Holding Company

         The Securities Act of 1933 - The Offer and Sale of Securities. Under the1933 Act, the holding company will be subject to the jurisdiction of the SEC for matters relating to the offer and sale of its securities. Presently, the bank is exempt from the SEC registration requirements and most state registration requirements because of exemptions for bank stock. Accordingly, additional issuances of the holding company's stock to raise capital or for dividend reinvestment, stock option and other plans will require registration, absent any exemption from registration. Registration will result in additional costs that the bank does not presently have to incur.

         The Securities Exchange Act of 1934 - Periodic Reporting Requirements. The bank's common stock is not registered under Section 12 of the Securities Exchange Act of 1934 and is not subject to the 1934 Act periodic reporting requirements under Section 15(d) or to regulations regarding proxy solicitations or tender offers. After the reorganization, however, Section 15(d) of the 1934 Act will require that the holding company will file periodic reports, proxy statements and other information with the SEC, although the holding company will not be SEC-registered under Section 12. The reports will include consolidated financial information about the holding company and the bank.

         The Bank Holding Company Act of 1956 - Supervision by the Federal Reserve Board. On the day of the reorganization, the holding company will become subject to the provisions of the Bank Holding Company Act of 1956, as amended, and to supervision by the Federal Reserve Board. The following restrictions will apply:

         o General Supervision by the Federal Reserve Board. As a bank holding company, our activities will be limited to the business of banking and activities closely related or incidental to banking. Bank holding companies are required to file periodic reports with and are subject to examination by the Federal Reserve Board. The Board has adopted a risk-focused supervision program for small shell bank holding companies which is tied to the examination results of the subsidiary bank. The Federal Reserve Board has issued regulations under the Bank Holding Company Act that require a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. As a result, the Federal Reserve Board may require that the holding company stand ready to provide adequate capital funds to Somerset Trust Company during periods of financial stress or adversity.

         o Restrictions on Acquiring Control of other Banks and Companies. A bank holding company may not:

                o Acquire direct or indirect control of more than 5% of the outstanding shares of any class of voting stock, or substantially all of the assets of, any bank, or
                o Merge or consolidate with another bank holding company without prior approval of the Federal Reserve Board.

                In addition, a bank holding company may not:

                o       Engage in a non-banking business, or
                o Acquire ownership or control of more than 5% of the outstanding shares of any class of voting stock of any company engaged in a non-banking business unless the business is determined by the Federal Reserve Board to be so closely related to banking as to be a proper incident to banking. In making this determination, the Federal Reserve Board considers whether these activities offer benefits to the public that outweigh any possible adverse effects.

         o Anti-Tie-In Provisions. A bank holding company and its subsidiaries may not engage in certain tie-in arrangements in connection with any extension of credit or provision of any property or services. The so-called "anti-tie-in" provisions state generally that a bank may not:

                o       Extend credit,
                o       Lease or sell property, or
                o Furnish any service to a customer on the condition that the customer provide additional credit or service to the bank or its affiliates, or on the condition that the customer not obtain other credit or service from a competitor of the bank.

         o Restrictions on Extensions of Credit by Banks to their Holding Companies. Subsidiary banks of a bank holding company are also subject to restrictions imposed by the Federal Reserve Act on:

                o Any extensions of credit to the bank holding company or any of its subsidiaries,
                o Investments in the stock or other securities of the bank holding company, and
                o Taking these stock or securities as collateral for loans to any borrower.

         o Risk-Based Capital Guidelines. Bank holding companies must comply with the Federal Reserve Board's risk- based capital guidelines. The required minimum ratio of total capital to risk-weighted assets, including certain off-balance sheet activities, such as standby letters of credit, is 8%. At least half of the total capital is required to be "Tier I Capital," consisting principally of common stockholders' equity, less certain intangible assets. The remainder, "Tier II Capital," may consist of:

                o       Some types of preferred stock,
                o       A limited amount of subordinated debt,
                o       Some forms of hybrid capital instruments,
                o       Other debt securities, and
                o       A limited amount of the general loan loss allowance.

                The risk-based capital guidelines are required to take adequate account of interest rate risk, concentration of credit risk, and risks of nontraditional activities.

         o Capital Leverage Ratio Requirements. The Federal Reserve Board requires a banking holding company to maintain a leverage ratio of a minimum level of Tier I capital (as determined under the risk-based capital guidelines) equal to 3% of average total consolidated assets for those bank holding companies that have the highest regulatory examination rating and are not contemplating or experiencing significant growth or expansion. All other bank holding companies are required to maintain a ratio of at least 1% to 2% above the stated minimum. The bank is subject to almost identical capital requirements adopted by the FDIC.

         o Restrictions on Control Changes. The Change in Bank Control Act of 1978 requires persons seeking control of a bank or bank holding company to obtain approval from the appropriate federal banking agency before completing the transaction. "Control" is generally presumed to be the power to vote 10% or more of a company's voting stock. The Federal Reserve Board is responsible for reviewing changes in control of bank holding companies. In doing so, the Federal Reserve Board reviews the financial position, experience and integrity of the acquiring person and the effect on the financial condition of the bank holding company, relevant markets and federal deposit insurance funds.

         The Pennsylvania Banking Code of 1965 - Supervision by the Pennsylvania Department of Banking. As a Pennsylvania bank holding company, the holding company will also be subject to regulation and examination by the Pennsylvania Department of Banking. For example, the holding company must obtain the Department's approval to acquire any additional banks located in Pennsylvania.

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of
1994 - Interstate Banking. Prior to the passage of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, also known as the Interstate Banking Act, the Bank Holding Company Act prohibited a bank holding company located in one state from acquiring a bank located in another state, unless the law of the state where the bank to be acquired was located specifically authorized the acquisition. Similarly, prior law generally prohibited interstate branching by a single bank. The Interstate Banking Act permits an adequately capitalized and adequately managed bank holding company to acquire a bank in another state whether or not the law of that other state permits the acquisition, subject to deposit concentration caps and approval by the Federal Reserve Board. The law permits states to require stricter concentration limitations or to require that the target be in existence for up to 5 years before an out-of-state bank or bank holding company may acquire it. In contrast to interstate acquisitions and mergers, the Interstate Banking Act permits acquisitions of less than all branches of a bank only if the state's laws permit it.

         In addition, under the Interstate Banking Act, an adequately capitalized and well managed bank can engage in interstate expansion by merging with a bank in another state, unless the other state affirmatively opted out of the legislation before June 1, 1997. The Interstate Banking Act also permits the establishment of new branches in another state, but only if a state affirmatively opts in by adopting appropriate legislation.

         Finally, a bank holding company or bank may not acquire a bank outside its home state primarily for the purpose of deposit production, and the transaction must not have a negative impact on the communities that the target bank serves.

Permitted Activities

         The Federal Reserve Board permits bank holding companies to engage in activities so closely related to banking or managing or controlling banks as to be a proper incident of banking. In 1997, the Federal Reserve Board significantly expanded its list of permissible non-banking activities to improve the competitiveness of bank holding companies. The following list includes activities that a holding company may presently conduct and is subject to change by the Federal Reserve Board:

         o Making, acquiring or servicing loans and other extensions of credit for its own account or for the account of others.

         o Any activity used in connection with making, acquiring, brokering, or servicing loans or other extensions of credit, as determined by the Federal Reserve Board. The Board has determined that the following activities are permissible:

                o       Real estate and personal property appraising;
                o       Arranging commercial real estate equity financing;
                o       Check-guaranty services;
                o       Collection agency services;
                o       Credit bureau services;
                o       Asset management, servicing, and collection activities;
                o Acquiring debt in default, if the holding company divests shares or assets securing debt in default that are not permissible investments for bank holding companies within prescribed time periods, and meets certain other conditions; and
                o       Real estate settlement services.

         o Leasing personal and real property or acting as agent, broker, or advisor in leasing property, provided that:

                o       The lease is a nonoperating lease;
                o       The initial term of the lease is at least 90 days;
                o If real property is being leased, the transaction will compensate the lessor for at least the lessor's full investment in the property and costs, with certain other conditions.

         o Operating nonbank depository institutions, including an industrial bank or savings association.

         o Performing functions or activities that may be performed by a trust company (including activities of a fiduciary, agency or custodial nature), in the manner authorized by federal or state law, so long as the holding company is not a bank.

         o Acting as investment or financial advisor to any person, including:

                o Serving as investment advisor to an investment company registered under the Investment Company Act of 1940;

                o Furnishing general economic information and advice, general economic statistical forecasting services, and industry studies;

                o Providing advice in connection with mergers, acquisitions, divestitures, investments, joint ventures, capital structuring, financing transactions, and conducting financial feasibility studies;

                o Providing general information, statistical forecasting, and advice concerning any transaction in foreign exchange, swaps and similar transactions, commodities, and options, futures and similar instruments;

                o Providing educational courses and instructional materials to consumers on individual financial management matters; and

                o Providing tax planning and tax preparation services to any person.

         o Agency transactional services for customer investments, including:

                o Securities brokerage -- Providing securities brokerage services, whether alone or in combination with investment advisory services, and incidental activities, including related securities credit activities compliant with Federal Reserve Board Regulation T and custodial services, if the securities brokerage services are restricted to buying and selling securities solely as agent for the account of customers and do not include securities underwriting or dealing.

                o Riskless-principal transactions -- Buying and selling all types of securities in the secondary market on the order of customers as a "riskless principal."

                o Private-placement services -- Acting as agent for the private placement of securities in accordance with the requirements of the Securities Act of 1933 and the rules of the Commission.

                o Futures commission merchant -- Acting as a futures commission merchant for unaffiliated persons in the execution and clearance of any futures contract and option on a futures contract traded on an exchange in the United States or abroad, if the activity is conducted through a separately incorporated subsidiary of the bank holding company and the company satisfies certain other conditions.

         o      Investment transactions as principal:

                o Underwriting and dealing in government obligations and money market intruments, including bankers' acceptances and certificates of deposit, under the same limitations applicable if the activity were performed by the bank holding company's subsidiary member banks.

                o       Engaging as principal in:

                        o     Foreign exchanges, and
                        o Forward contracts, options, futures, options on futures, swaps, and similar contracts, with certain conditions.

                o       Buying and selling bullion, and related activities.

         o      Management consulting and counseling activities:

                o Subject to some limitations, management consulting on any matter to unaffiliated depository institutions, or on any financial, economic, accounting, or audit matter to any other company.

                o Providing consulting services to employee benefit, compensation, and insurance plans, including designing plans, assisting in the implementation of plans, providing administrative services to plans, and developing employee communication programs for plans.

                o       Providing career counseling services to:

                        o A financial organization and individuals currently employed by, or recently displaced from, a financial organization;
                        o Individuals who are seeking employment at a financial organization; and
                        o Individuals who are currently employed in or who seek positions in the finance, accounting, and audit departments of any company.

         o      Support services:

                o       Providing limited courier services; and

                o Printing and selling checks and related items requiring magnetic ink character recognition.

         o      Insurance agency and underwriting:

                o Subject to some limitations, acting as principal, agent, or broker for credit life, accident, health and unemployment insurance that is directly related to an extension of credit by the bank holding company or any of its subsidiaries.

                o Engaging in any insurance agency activity in a place where the bank holding company or a subsidiary of the bank holding company has a lending office and that has a population not exceeding 5,000 or has inadequate insurance agency facilities, as determined by the Federal Reserve Board.

                o Supervising, on behalf of insurance underwriters, the activities of retail insurance agents who sell fidelity insurance and property and casualty insurance on the real and personal property used in the bank holding company's operations or its subsidiaries, and group insurance that protects the employees of the bank holding company or its subsidiaries.

                o Engaging in any insurance agency activities if the bank holding company has total consolidated assets of $50 million or less, with the sale of life insurance and annuities being limited to sales in small towns or as credit insurance.

         o Making equity and debt investments in corporations or projects designed primarily to promote community welfare, and providing advisory services to these programs.

         o Subject to some limitations, providing others financially oriented data processing or bookkeeping services.

         o Issuing and selling money orders, travelers' checks and United States savings bonds.

         o Providing consumer financial counseling that involves counseling, educational courses and distribution of instructional materials to individuals on consumer-oriented financial management matters, including debt consolidation, mortgage applications, bankruptcy, budget management, real estate tax shelters, tax planning, retirement and estate planning, insurance and general investment management, so long as this activity does not include the sale of specific products or investments.

         o      Providing tax planning and preparation advice.

Permitted Activities for Financial Holding Companies

         The Gramm-Leach-Bliley Financial Services Modernization Act, signed into law on November 12, 1999, amends the Bank Holding Company Act of 1956 to create a new category of holding company - the "financial holding company." To be designated as a financial holding company, a bank holding company must file an application with the Federal Reserve Board. The holding company must be well capitalized and well managed, as determined by Federal Reserve Board regulations. Once a bank holding company becomes a financial holding company, the holding company or its affiliates may engage in any financial activities that are "financial in nature or incidental to such activities." Furthermore, the Federal Reserve may approve a proposed activity if it is "complementary" to financial activities and does not threaten the safety and soundness of banking. The act provides an initial list of activities that constitute activities that are financial in nature, including:

         o      Lending and deposit activities,
         o Insurance activities, including underwriting, agency and brokerage,
         o      Providing financial investment advisory services,
         o Underwriting in, and acting as a broker or dealer in, securities,
         o      Merchant banking, and
         o      Insurance company portfolio investment.

         The primary tool granted the Federal Reserve under the Act is the authority to require that the financial holding company remain well capitalized and well managed.

                                 PROPOSAL NO. 2:

                       TO FIX THE NUMBER OF BANK DIRECTORS
                                  TO BE ELECTED

         Article II of the bylaws of the bank provides for a board of directors not less than five nor more than 25 in number. Articles II of the bank's bylaws also states that the shareholders shall determine the number of directors to be elected at the annual meeting. The board of directors is proposing that shareholders fix the number of directors to be elected at five, resulting in a total of eleven directors on the board. Unless otherwise instructed, the proxy holders will vote the proxies for this proposal.

         The board of directors recommends that shareholders vote FOR the proposal to fix the number of directors to be elected at five.


                                 PROPOSAL NO. 3:

                           ELECTION OF BANK DIRECTORS

         Articles II of the bylaws provides further for a classified board of directors with staggered three-year terms of office. Under the bylaws and the Pennsylvania Banking Code of 1965, every director must be a shareholder of the bank. In addition, no person who is 70 years of age or older shall qualify to be a director. However, any director who is elected or appointed to a term of office during which he or she attains the age of 70 years shall be eligible to continue to serve until the expiration of that term of office. Upon the end of that term, the director is given the status of Director Emeritus.

         At the 2000 Annual Meeting of Shareholders, five directors shall be elected to serve for the terms indicated below and until their successors are elected and qualified. The nominees are the current directors whose term expires this year, namely,

o        Barbara Wheeler Davies, to serve for a one-year term;
o        Jon C. Clapper, to serve for a two-year term;
o        G. Henry Cook, to serve for a three-year term;
o        Alan L. Miller, to serve for a three-year term; and
o        Richard C. Yeager, to serve for a three-year term.

         The bylaws provide that the term of each director shall be for three years, with as nearly as possible, one-third of the directors elected each year. The board of directors has determined that, in order to have about one-third of the directors elected in future years for three-year terms, the above terms of office are necessary. Effective as of March 1, 2000, Barbara Wheeler Davies was appointed as a director following the resignation of Joan Wheeler. Ms. Davies is the daughter of Ms. Wheeler. In addition, during 1999 the board increased the total number of directors from ten to eleven and appointed Jon C. Clapper on May 20, 1999, to fill the vacancy resulting from the increase in the number of directors. The board has determined that each of these new directors should be elected for less than a full three-year term in order to balance the number of directors to be elected in future years.

         Unless otherwise instructed, the proxy holders will vote the proxies for the election of the above-named nominees. If any nominee should become unavailable for any reason, proxies will be voted in favor of a substitute nominee as the board of directors shall determine. The board of directors has no reason to believe the nominees named will be unable to serve, if elected. Between annual meetings, a majority of directors in office may fill any vacancy occurring on the board of directors for any reason.


         The board of directors recommends that shareholders vote FOR the election of the five nominees for director.



                             DESCRIPTION OF THE BANK

History

         Somerset Trust Company was incorporated on December 20, 1900, as a Pennsylvania corporation to insure real estate titles, under the Act of April 29, 1874, entitled "An Act to provide for the incorporation and regulation of certain corporations." It later expanded to become a bank and trust company and in 1953 merged with the First National Bank of Somerset, organized as a national bank in 1889. The bank is a member of the Federal Reserve System, and deposits held by the bank are insured by the FDIC to the maximum extent permitted by law. The bank's headquarters and main office are at 151 West Main Street, Somerset, Somerset County, Pennsylvania 15501.

Offices

         The bank currently has 9 full-service offices, including its main office, in the counties of Somerset and Cambria, Pennsylvania, as follows:

         o 4 in Somerset (Main Office, Somerset Plaza Office, Georgian Place, and Glades Pike Office),

         o      2 in Johnstown,

         o      1 in Berlin,

         o      1 in Meyersdale, and

         o      1 in Hooversville.


         The bank has automated teller machines, or ATM's, at all of its offices and 17 stand-alone ATM's in the surrounding communities and the Seven Springs and Hidden Valley Resorts.

Description of Business

         The bank engages in a full service commercial and consumer banking business, including the following services:

         o      Accepting time and demand deposits,

         o Providing personal and business checking accounts at competitive rates,

         o      Making secured and unsecured commercial and consumer loans, and

         o      Providing trust services.

         The bank is a locally managed community bank that seeks to provide personal attention and professional assistance to its customer base which consists principally of individuals and small and medium-sized businesses. The bank's philosophy includes offering direct access to its officers and personnel, providing friendly, informed and courteous service, local and timely decision making, flexible and reasonable operating procedures, and consistently-applied credit policies.

         The bank's acceptance of time demand and savings deposits includes passbook accounts, statement savings accounts, NOW accounts, money market accounts, regular savings accounts, certificates of deposit and club accounts. The bank also offers overdraft protection to its checking customers. The bank has a trust department offering a wide range of trust and fiduciary services, including a range of investment services.

         The bank makes secured and unsecured commercial, consumer, installment and construction loans. Residential mortgages and small business loans have always been at the core of the bank's portfolio. Consumer loans include revolving credit lines and commercial lending.

         The bank offers the following support services to make financial management more efficient and convenient for its customers:

o        on-line banking,                        o        payroll deduction plan,
o        telephone banking,                      o        safe deposit boxes,
o        direct deposit, drive-in banking,       o        signature guarantees,
o        discount brokerage services,            o        travelers' checks,
o        federal tax depository,                 o        treasury securities,
o        ATM's,                                  o        U.S. savings bonds,
o        MasterCard/Visa credit card             o        individual retirement accounts, and
         services,                               o        utility and municipal payments.
o        night deposit services,                 o        money orders
o        notary public services,                 o        treasurer's checks

          The bank's primary service area is located in Somerset County and the greater Johnstown area in Cambria County, Pennsylvania. Within the defined service area of the bank's main office, the banking business is highly competitive. The bank is the only financial institution headquartered in Somerset, Pennsylvania. The bank competes primarily with five other banking institutions and one other savings and loan association with offices in Somerset County. Many of its competitors, such as PNC Bank, a money market bank headquartered in Pittsburgh, and the regional banking institutions, Laurel Bank, U.S. Bank and First Commonwealth Bank, have greater assets, capital and lending limits than Somerset Trust Company. Within the bank's Somerset County marketplace, the bank places third in terms of market share, based on deposits from that area, after Laurel Bank and PNC Bank. In the greater Johnstown area, the bank competes with many of the same entities present in Somerset County. There are six other banks and one savings and loan association in the Johnstown area, all of which have a greater market share than Somerset Trust Company, based on deposit share. The bank also competes with other types of financial institutions, including credit unions, finance companies, brokerage firms, insurance companies and retailers. Deposit deregulation has intensified the competition for deposits among banks in recent years.

         As of December 31, 1999, the bank had:

         o      Total assets of approximately $279,591,876,
         o      Total shareholders' equity of approximately $22,897,612, and
         o Total liabilities of approximately $256,694,264, which includes $195,396,286 of deposits.

         Major classifications of loans and leases are summarized as follows:

                                     --------------------------------------------------------------------------
                                     December 31,        December 31,          December 31,        December 31,
                                         1999                1998                  1997                1996
                                     --------------------------------------------------------------------------
Loan and Lease Classifications:
Commercial and Other Loans           $  99,838,486       $  87,365,752        $   84,972,396      $  81,856,249
Real Estate Mortgage                    40,806,306          38,621,217            35,828,620         34,205,265
Installment                             19,993,148          13,363,117             6,110,203          6,827,309
Credit Card                              2,216,139           2,043,338             2,309,175          2,373,457
Student Loans                            3,109,191           2,595,821             2,042,902          1,411,293
Home Equity                              2,246,077           1,973,690             2,291,533          2,544,649
Other                                    1,661,074             483,167               220,692            108,580
                                     -------------       -------------        --------------      -------------

                                       169,870,421         146,446,102           133,775,521        129,326,802

Less Unearned Income                      (55,726)            (62,022)              (87,481)          (245,733)
Less Deferred Net Loan Fees              (191,822)           (163,778)             (217,093)          (144,742)
Less Allowance for Loan Losses         (3,564,036)         (3,758,983)           (3,716,605)        (3,156,358)
                                     -------------       -------------        --------------      -------------

         Net Loans                   $ 166,058,837       $ 142,461,319        $ 129,754,342       $ 125,779,969
                                     =============       =============        ==============      =============

         On March 10, 2000, the bank had approximately 167 employees, including 118 full-time employees and 49 part-time employees. Management considers relations with our employees to be good.

Properties

         Below is a schedule of all the bank's properties, showing the location, whether the property is owned or leased and its use:

                                              Type of
   Property     Location                     Ownership      Use
   --------     --------                     ---------      ---
      1         151 West Main Street            Own         Corporate Headquarters
                Somerset, PA 15501                          Main Office
      2         1614 N. Center Ave.             Own         Somerset Plaza Office/
                Somerset, PA  15501                         Branch
      3         4185 Glades Pike                Own         Glades Pike Office/
                Somerset, PA 15501                          Branch
      4         316 Georgian Place             Lease        Georgian Place/
                Somerset, PA  15501                         Branch
      5         420 Main Street                 Own         Berlin Office/
                Berlin, PA 15530                            Branch
      6         116 Market Street               Own         Johnstown Office/
                Johnstown, PA 15901                         Branch
      7         3200 Elton Road                Lease        Richland Office/
                Johnstown, PA  15904                        Branch
      8         234 Main Street                 Own         Meyersdale Office/
                Meyersdale, PA 15552                        Branch
      9         301 Barn Street                Lease        Hooversville Office/
                Hooversville, PA 15936                      Branch

         In addition, the bank has purchased property located at 1416 Scalp Avenue, Johnstown, Pennsylvania. We intend to move the Johnstown Office, located at 3200 Elton Road, to this new location. We have received the requisite approvals of the Pennsylvania Department of Banking and the Federal Reserve.

Supervision and Regulation of the Bank

         As Pennsylvania-chartered bank and trust company that is a member of the Federal Reserve System, the bank is subject to supervision, regulation and examination by the Pennsylvania Department of Banking and the Board of Governors of the Federal Reserve System. The bank is subject to numerous requirements and restrictions under federal and state law, including

         o Requirements to maintain reserves against loans and lease losses,
         o Restrictions on the types and amounts of loans that may be granted and the interest that may be charged on the loans,

         o Limitations on the types of investments the bank may make and the types of services the bank may offer, and
         o Restrictions on loans to insiders of the bank or other insider transactions.

         Various consumer loan regulations also affect the operations of the bank. In addition, the actions of the Federal Reserve Board, as it attempts to control the money supply and credit availability in order to influence the economy, impact commercial banks. The proposed reorganization will not significantly change the authority of these agencies over the bank. The information below highlights various aspects of regulation of the bank under Pennsylvania and federal laws.

Pennsylvania Banking Law

         The laws of Pennsylvania applicable to the bank include, among other things, provisions that:

         o      Limit the scope of the bank's business;
         o Require the maintenance of reserves against loans and lease losses;
         o Limit the type and amount of loans that may be made and the interest that may be made and that may be charged on loans;
         o      Restrict investments and borrowings by the bank;
         o      Limit the payment of dividends; and
         o      Regulate branching activities and mergers and acquisitions.

         Generally, the bank must obtain prior approval from the Department of Banking for the acquisition of shares of stock. Pursuant to Pennsylvania law, the bank may purchase, sell and hold investments in the form of bonds, notes and debentures to the extent permitted by federal law.

         Pennsylvania banking law also requires that a bank obtain the approval of the Department of Banking for any merger where the surviving bank would be a Pennsylvania-chartered bank. In reviewing the merger application, the Department of Banking considers, among other things, whether the merger would be consistent with adequate and sound banking practices and is in the public interest, on the basis of several factors, including the potential effect of the merger on competition and the convenience and needs of the affected communities.

         Any person intending to acquire more than 10% of outstanding voting shares of stock in a financial institution located in Pennsylvania must obtain the prior approval of the Department of Banking.

         In addition, the Department of Banking conducts regular examinations of the bank and coordinates these examinations with the Federal Reserve.

Federal Banking Law

         The bank is a member of the Federal Reserve System. The Federal Reserve Board oversees and manages the entire Federal Reserve system. In addition, twelve Federal Reserve banks and their branches provide a second level of supervision throughout the nation's twelve Federal Reserve districts. A third level in the Federal Reserve System's structure is the member banks of each district. These banks act in concert with the Federal Reserve banks to perform the actual operations of the Federal Reserve System, including such functions as furnishing an elastic currency. The Federal Reserve System is at the center of the nation's stable financial and economic system. The Federal Reserve banks are the means through which the Federal Reserve System effectuates its goals of maintaining financial and economic stability.

         An important function of the Federal Reserve System is to regulate the money supply and interest rates. The monetary policies and regulations of the Federal Reserve Board have had, and will continue to have, a significant effect on its deposits, loans and investment growth, as well as the rate of interest earned and paid, and are expected to affect the bank's operations in the future. The effect of such policies and regulations upon the future business and earnings of the bank cannot be predicted.

         As the bank's primary federal regulator, the Federal Reserve conducts regular examinations of the bank at least every 18 months. Also, Federal Reserve regulations require the bank to file periodic financial information. The bank must obtain the Federal Reserve's prior approval for such activities as the establishment and relocation of branches and offices and for mergers and acquisitions. Generally, the bank may not engage in any activity that would be an unsafe and unsound banking practice. Federal Reserve regulations prohibit the bank from engaging in activities and investments that are not also permissible for national banks. Generally, any non-banking activities in which the bank engages must be so closely related to banking as to be "incidental" to banking.

         Restrictions on Activities between a Holding Company and its Subsidiary Bank. A subsidiary bank of a bank holding company, which the bank would become upon completion of the proposed reorganization, is subject to restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank holding company or its subsidiaries, on investments in the stock or other securities of the bank holding company or its subsidiaries and on taking such stock or securities as collateral for loans. The Federal Reserve Act and Federal Reserve Board regulations also place limitations and reporting requirements on extensions of credit by a bank to principal shareholders of its parent holding company, among others, and to related interests of such principal shareholders. In addition, legislation and regulations may affect the terms upon which any person becoming a principal shareholder of a holding company may obtain credit from banks with which the subsidiary bank maintains a correspondent relationship.

         Capital Adequacy Guidelines. The bank must comply with the federal risk-based capital guidelines. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, the FDIC and the Federal Reserve have regulations defining the levels at which an insured institution would be considered:

         o      Well capitalized
         o      Adequately capitalized
         o      Undercapitalized
         o      Significantly undercapitalized
         o      Critically undercapitalized.

         To be adequately capitalized, the required minimum ratio of total capital to risk-weighted assets, including some off-balance sheet activities, such as standby letters of credit, is 8%. To be well capitalized, this risk-based ratio must be at least 10%. At least half of the total capital is required to be "Tier I Capital," consisting principally of common stockholders' equity, less certain intangible assets. The remainder, "Tier II Capital," may consist of:

         o      Some types of preferred stock,
         o      A limited amount of subordinated debt,
         o      Some forms of hybrid capital instruments,
         o      Other debt securities, and
         o      A limited amount of the general loan loss allowance.

The risk-based capital guidelines must take into account interest rate risk, concentration of credit risk, and risks of nontraditional activities. As of December 31, 1999, the bank satisfied the criteria to be classified as "well capitalized," and we do not expect the proposed reorganization to change the bank's capitalization.

         The Federal Reserve could reclassify a "well-capitalized" institution as "adequately capitalized" or require an "adequately capitalized" or "undercapitalized" institution to comply with supervisory actions as if it were in the next lower category. A reclassification could be made if the regulatory agency determines that the institution is in an unsafe or unsound condition, which could include unsatisfactory examination ratings. In the event an institution's capital deteriorates to the undercapitalized category or below, the law prescribes an increasing amount of regulatory intervention.

         The bank is also subject to rules requiring a minimum ratio of classified assets to capital, minimum earnings necessary to absorb losses, and a minimum ratio of market value to book value for publicly held institutions.

         FDIC Insurance Assessments. The FDIC insures the bank's deposits pursuant to the system of federal deposit insurance initially established by the Banking Act of 1933. The Federal Deposit Insurance Act of 1950 embodies the basic authority for the operation of the FDIC. The bank's deposits have the maximum insurance coverage provided by the FDIC, currently $100,000 per account. The bank pays insurance premiums into the Bank Insurance Fund according to rates established by the FDIC. The FDIC has discretion to increase premiums in the future in response to changes in the economic climate of the banking industry. As a result, the future cost of deposit insurance for the bank is, in large part, dependent upon the extent of future bank failures and the amount of insurance coverage provided by the FDIC for each deposit account.

         The FDIC has implemented a risk-related premium schedule for all insured depository institutions that results in the assessment of premiums based on capital and supervisory measures. Under the risk-related premium schedule, the FDIC assigns, on a semiannual basis, each depository institution to one of three capital groups, as follows:

         o      Well-capitalized,
         o      Adequately capitalized or

         o      Undercapitalized

and further assigns such institutions to a subgroup within a capital group. The institution's subgroup assignment is based upon the FDIC's judgment of the institution's strength in light of supervisory evaluations, including examination reports, statistical analyses and other information relevant to measuring the risk posed by the institution. Only institutions with a total capital to risk-adjusted assets ratio of 10% or greater, a Tier I capital to risk-based assets ratio of 6% or greater, and a Tier I leverage ratio of 5% or greater, are assigned to the well-capitalized group. As of December 31, 1999, the bank was well capitalized for purposes of calculating insurance assessments.

         The Bank Insurance Fund is presently fully funded at more than the minimum amount required by law. Accordingly, the 1999 BIF assessment rates range from zero for those institutions with the least risk, to $0.27 for every $100 of insured deposits for institutions deemed to have the highest risk. The bank is in the category of institutions that presently pay nothing for deposit insurance. The FDIC adjusts the rates every six months.

         While the bank presently pays no premiums for deposit insurance, it is subject to assessments to pay the interest on bonds issued by the Financing Corporation, which is known as FICO. FICO was created by Congress to issue bonds to finance the resolution of failed thrift institutions. Prior to 1997, only thrift institutions were subject to assessments to raise funds to pay the FICO bonds.

         On September 30, 1996, as part of the Omnibus Budget Act, Congress enacted the Deposit Insurance Funds Act of 1996, which recapitalized the Savings Association Insurance Fund and provided that commercial banks would be subject to one-fifth of the assessment to which savings and loan associations are subject for FICO bond payments through 1999. Beginning in 2000, commercial banks and savings and loan associations will be subject to the same assessment for FICO bonds.

         Meeting the Needs of the Community. Under the Community Reinvestment Act of 1977, as implemented by Federal Reserve regulations, the Federal Reserve must determine whether the bank is meeting the credit needs of the community, including low and moderate income neighborhoods, that it serves and must take this record into account in its evaluation of most regulatory applications the bank files with the Federal Reserve. The Federal Reserve makes publicly available its evaluation of the bank's record of meeting the credit needs of its entire community. This evaluation includes a descriptive rating of

         o      Outstanding
         o      Satisfactory
         o      Needs to improve, or
         o      Substantial noncompliance.

         As of December 31, 1999, the bank had a satisfactory CRA rating.

         Truth-In-Savings. The Bank Enterprise Act of 1991 requires "truth-in-savings" on consumer deposit accounts so that consumers can make meaningful comparisons between the competing claims of banks with regard to deposit accounts and products. Under this provision, the bank is required to provide information to depositors concerning the terms of their deposit accounts, and in particular, to disclose the annual percentage yield. There are some operational costs of complying with this law.

         Restrictions on Control Changes. Under the Federal Change in Banking Control Act of 1978, no person may acquire control of the bank without giving at least 60 days prior written notice to the FDIC. "Control" is generally presumed to be the power to vote 10% or more of the common stock of a bank. The FDIC may disapprove any such acquisition of control.

         Suspicious Activities Reports. Under the Bank Secrecy Act, banks must report to the Internal Revenue Service currency transactions of more than $10,000 or multiple transactions in any one day that aggregate in excess of $10,000.

         Interstate Banking. The bank may engage in interstate banking. See "Description of the Holding Company - Supervision and Regulation - The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 -Interstate Banking."

Securities Regulation

         Upon attaining more than 500 shareholders and $10 million in assets, a company must register its securities under Section 12 of the Securities Exchange Act of 1934. A registered company is subject to the General Rules and Regulations of the SEC for companies registered under the 1934 Act. These rules and regulations relate to periodic financial reporting, reporting to shareholders, proxy solicitation and insider trading. Banks must also register under Section 12 if they meet the above described thresholds. However, banks file their reports, proxy statements and other information with their primary federal bank regulator, rather than the SEC. The bank does not currently have its securities registered under the 1934 Act, and is not subject to its reporting requirements.

         After the reorganization, Section 15(d) of the 1934 Act will require the holding company to file periodic financial and other business reports with the SEC on a consolidated basis, including information about the bank. The SEC registration of the holding company's securities being issued in the reorganization will trigger these reporting requirements. Further, the holding company will not fall under an exemption from such reporting requirements for companies with less than 300 shareholders.

         Presently, the bank is also exempt from the registration requirements under the 1933 Act and state securities laws because of exemptions for bank securities. The 1933 Act requires the registration with the SEC of securities that are publicly issued, absent an exemption. The holding company will generally be subject to the registration requirements of the 1933 Act.

         Finally, under the Gramm-Leach-Bliley Act, discussed below, the broker/dealer exemption formerly enjoyed by banks contained in the 1934 Act was repealed, with the result that banks must comply with SEC broker/dealer registration requirements if they engage in securities activities requiring such registration. Several exemptions will continue to apply to a bank for traditional transactions, such as trust activities.

The Gramm-Leach-Bliley Act (Financial Services Reform Act)

         On November 12, 1999, the Gramm-Leach-Bliley Act was signed into law. We expect the financial services reform law to have a tremendous impact on all financial institutions, including banks. However, the affected federal agencies have not yet adopted new regulations under the law. This is expected to occur by May 2000.

         The impact of the act is two-fold. First, the act has swept away much of the regulatory structure established in the 1930's under the Glass-Steagall Act. The law creates opportunities for banks, other depository institutions, insurance companies, and securities firms to enter into business combinations that permit a single financial services organization to offer customers a complete array of financial products. The result will be increased competition in the market place for banks and other financial institutions, tempered by an enhanced ability to compete in this new market. Banks, insurance companies and securities firms may now affiliate through a "financial holding company" and engage in a broad range of activities authorized by the Federal Reserve Board and the Department of Treasury. The new activities that the act permits for financial holding companies and their affiliates are those that are financial in nature or incidental to financial activities, including insurance underwriting, investment banking, investment advisory services and securities brokerage services. The Federal Reserve maintains the authority to require that the financial holding company remain well capitalized and well managed.

         In addition, national banks are authorized to conduct these activities through operating subsidiaries, under the supervision of the Department of Treasury's Office of the Comptroller of the Currency, except that national bank subsidiaries may not engage in insurance underwriting, merchant banking, insurance company portfolio investment, or real estate investment and development.

         Secondly, the act has altered the regulatory boundaries for all financial services organizations, including the bank. By repealing an exemption from SEC broker/dealer registration formerly enjoyed by banks for their securities activities, the act adds a layer of SEC regulation to the bank's regulatory structure. For national banks, state insurance regulators will now be able to license and regulate their insurance activities, as the act provides that state insurance law will apply to national banks engaged in the underwriting and sale of insurance products.

New Legislation

         Proposed legislation is introduced in almost every legislative session that would dramatically affect the regulation of the banking industry. At this time, we cannot predict whether or not Congress will enact legislation and what effect the legislation might have on the bank.

Legal Proceedings

         The nature of the bank's business generates some litigation involving matters arising in the ordinary course of business. In the opinion of management of the bank, however, no legal proceedings are pending, which, if determined adversely to the bank, would materially affect the bank's undivided profits or financial condition. There are no proceedings pending other than ordinary routine litigation incidental to the business of the bank. In addition, to management's knowledge, no government authorities have initiated or contemplated any material legal actions against the bank.

Information as to Nominees and Directors

         The bank's board of directors presently consists of 10 members, approximately one-third of whom shareholders elect annually to serve for a term of three years. The same directors who serve on the bank's board of directors currently serve on the holding company's board of directors. After the reorganization, the shareholders of the bank will become shareholders of the holding company and will elect the board of directors of the holding company. The holding company will be the sole shareholder of the bank and will elect the bank's board of directors. We anticipate that the membership of the holding company's board and the bank's board will differ, only in that we plan to bring in new directors to the bank's board prior to nominating such individuals to serve on the holding company's board. The following table provides selected information about the directors of the bank, as of March 10, 2000:

                       Year
                      Current       Age as of
                       Term         March 10,           Principal Occupation                 Director of
    Name              Expires          2000             for last Five Years                   Bank Since
    ----              -------          ----             -------------------                   ----------

The following three directors are also nominees for director, to serve until 2003:

G. Henry Cook          2000             49       Chairman of the Board, President and           1982
                                                 Chief Executive Officer, Somerset Trust
                                                 Company

Alan L. Miller         2000             59       President, Luther P. Miller, Inc.              1988
                                                 (fuel distribution)

Richard C. Yeager      2000             52       Vice President/Secretary KirCon-Breco,         1987
                                                 Inc. (plumbing/heating/air conditioning)

                       Year
                      Current       Age as of
                       Term         March 10,           Principal Occupation                 Director of
    Name              Expires          2000             for last Five Years                   Bank Since
    ----              -------          ----             -------------------                   ----------

The following director is also a nominee for director, to serve until 2002:

Jon C. Clapper         2000             50       President, Clappers Industries, Inc.,          199
                                                 (furniture manufacturer); Treasurer,
                                                 Clapper's Building Materials, Inc. (retail
                                                 sale of building materials)


The following  director is also a nominee for
director, to serve until 2001:
Barbara Wheeler         2000            44       Customer Service, Wheeler Bros., Inc.          2000
Davies                                           (Liquidator and Supplier of vehicle parts
                                                 to government)

The following  directors are currently serving
three-year terms:
Thomas J. Cook          2001            46       Senior Vice President, Secretary and           1995
                                                 Corporate Counsel, Somerset Trust
                                                 Company

Dean M. Hottle          2001            66       Certified Public Accountant, Bulow,            1983
                                                 Hottle & Co.

John M. Kriak           2001            52       President, Group Genesis, LLC (business        1998
                                                 consultant) (since May 1999); Executive
                                                 Vice President Crown American Realty
                                                 Trust, May 1993 - May 1999

Edward R. Zeigler       2001            53       Owner, Hauger-Zeigler Funeral Home             1994

Lloyd E. Mostoller      2002            65       Owner, Mostoller's Country Corral              1990
                                                 Restaurant

Marlin C. Sherbine      2002            66       Farmer (Small Grains/Beef Cattle)              1997

Board Meetings, Compensation of Directors

         The board of directors held 12 regular meetings in 1999. Each of the directors attended at least 75% of the combined total number of meetings of the board of directors and the committees of which he or she was a member, with the exception of Joan M. Wheeler. Ms. Wheeler resigned as a director, effective February 17, 2000.

         During 1999, the bank paid a monthly fee of $500.00 to its directors for participating in board meetings. In addition, the bank paid each director who attended the executive committee $200 per meeting and each director who attended other committee meetings $100 per meeting. In the aggregate, the bank paid the board of directors $124,300 for all services rendered in 1999.

Procedure for Nominating Directors

         The bank does not have a nominating committee. The entire board of directors selects nominees for director. In addition, the bank does consider nominations from shareholders. Shareholders who wish to nominate an individual to serve as director may do so at the annual meeting.

Committees of the Board of Directors

         During 1999, the bank's board of directors maintained seven standing committees, as described below:

         o The AUDIT COMMITTEE meets at least once a month to review and coordinate both the outside and inside audits.

         o The EXECUTIVE COMMITTEE of the bank meets weekly to review and approve certain loans. The committee exercises the authority of the board of directors in the intervals between board meetings as far as permitted by law.

         o The TRUST COMMITTEE meets at least once a month to determine the policies and investments of the trust department and to confirm the acceptance of all fiduciary relationships and the closing out or relinquishment of all fiduciary relationships.

         o The PERSONNEL COMMITTEE meets to review and set employee compensation, human resource policies and incentive programs.

         o The LONG RANGE PLANNING COMMITTEE meets to review the proposed budget, to consider new products and marketing, and to set bank operating goals.

         o The ASSET-LIABILITY COMMITTEE meets monthly to review and manage the assets and liabilities of the bank.

         o The LOAN REVIEW COMMITTEE meets at least once a month to review loan documentation and loan performance, with special emphasis on classified and delinquent loans.

         The table below shows the membership of each committee described above and the number of meetings each committee held in 1999.


                      Committees of the Board of Directors
                         of the Corporation and the Bank

--------------------------------------------------------------------------------------------------------------------------
Board Member,                                                                        Long-Range        Asset         Loan
As of December 31, 1999        Audit       Executive      Trust       Personnel       Planning       Liability      Review
--------------------------------------------------------------------------------------------------------------------------
G. Henry Cook                                  X            X             X              X               X             X
--------------------------------------------------------------------------------------------------------------------------
Thomas J. Cook                                 X                                         X               X             X
--------------------------------------------------------------------------------------------------------------------------
Jon Clapper                      X             X                                         X                             X
--------------------------------------------------------------------------------------------------------------------------
Dean M. Hottle                                 X                          X              X
--------------------------------------------------------------------------------------------------------------------------
John M. Kriak                    X             X                                         X                             X
--------------------------------------------------------------------------------------------------------------------------
Alan L. Miller                                 X            X             X              X
--------------------------------------------------------------------------------------------------------------------------
Lloyd E. Mostoller                             X                                         X
--------------------------------------------------------------------------------------------------------------------------
Marlin C. Sherbine               X             X                                         X                             X
--------------------------------------------------------------------------------------------------------------------------
Joan M. Wheeler                                X            X             X              X
--------------------------------------------------------------------------------------------------------------------------
Richard C. Yeager                X             X                                         X                             X
--------------------------------------------------------------------------------------------------------------------------
Edward R. Zeigler                X             X            X             X              X                             X
--------------------------------------------------------------------------------------------------------------------------
Committee Meetings
Held in 1999                     12           16            11            1              0              12            12
--------------------------------------------------------------------------------------------------------------------------

Principal Officers

         The following table shows selected information about the principal officers of the bank. The board of directors elects the officers for one-year terms, and the board has the discretionary authority to remove these individuals from office.

                                  Office and                           Bank          Number of Shares        Age as of
                                   Position             Held         Employee          Beneficially          March 10,
           Name                 with the bank           Since          Since             Owned(1)              2000
           ----                 -------------           -----          -----             -----                 ----
G. Henry Cook               Chairman of the             1995           1969            4,852.64 (2)             49
                            Board

                            President, and              1989
                            Chief Executive
                            Officer

Thomas J. Cook              Senior Vice                 1991           1985            4,170.92 (3)             46
                            President,
                            Secretary and               1987
                            Corporate Counsel           1985

Richard W. Stern            Senior Vice                 1991           1977               1,890 (4)             51
                            President, Chief
                            Financial Officer

Donald E. Meese             Senior Vice                 1991           1971                 374 (5)             62
                            President

Robert L. Enos              Vice President,             1991           1975                 550 (6)             48
                            Senior Loan
                            Officer

----------

(1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relatives who have the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after March 10, 2000. Beneficial ownership may be disclaimed as to certain of the securities.
(2) Includes 40 shares held jointly with spouse, 200 shares held individually by spouse, 400 shares held by his minor children, 1,104.7897 vested but undistributed shares held in the bank's ESOP, and
         87.85 unvested shares held in the bank's non-qualified ESOP. In addition, G. Henry Cook's parents, George S. and Eve Cook, beneficially own 24,806 shares. George S. Cook is also a beneficiary of the Edward Scull Trust, a principal shareholder. G. Henry Cook's brother, Thomas
         J. Cook, is an executive officer of the bank and is listed in this table.
(3) Includes 130 shares held jointly with spouse, 200 shares held individually by spouse, 829.5885 vested but undistributed shares held in the bank's ESOP, and 61.33 unvested shares held in the bank's non-qualified ESOP, and 600 shares owned by his adult child residing at home. In addition, Thomas J. Cook's parents, George S. and Eve Cook, beneficially own 24,806 shares. George S. Cook is also a beneficiary of the Edward Scull Trust, a principal shareholder. Thomas J. Cook's brother, G. Henry Cook, President of the bank, is an executive officer of the bank and is listed in this table.
(4)      Vested but undistributed shares held in the bank's ESOP.
(5)      Includes 250 shares held jointly with spouse.
(6)      Vested but undistributed shares held in the bank's ESOP.

Executive Compensation

         The following table provides the annual compensation for services in all capacities to the bank for the fiscal years ended December 31, 1999, 1998, and 1997, for those persons who were at December 31, 1999,

         o      The Chief Executive Officer, and
         o The four other most highly compensated executive officers of the bank, to the extent such person's total annual salary and bonus exceeded $100,000.

                                            Summary Compensation Table

                               Annual Compensation                                  Long-Term Compensation
                               -------------------                                  ----------------------

                                                                              Awards                      Payouts
         (a)             (b)         (c)           (d)           (e)           (f)           (g)            (h)         (i)
                                                                                         Securities
                                                                Other       Restricted   Underlying                  All other
                                                               Annual         Stock       Options/         LTIP       Compen-
 Name and Principal                Salary         Bonus        Compen-       Award(s)       SARs          Payouts      sation
      Position          Year         ($)           ($)         sation          ($)           (#)            ($)         ($)
      --------          ----         ---           ---         ------          ---           ---            ---         ---
G. Henry Cook,          1999       116,390        40,736                                                             15,988.63 (1)
President and Chief     1998       105,840        12,930                                                             11,885.66
Executive Officer       1997        94,500        11,937                                                             12,200.36
Thomas J. Cook,         1999        87,100        21,775                                                             12,667.35 (2)
Senior Vice President,  1998        79,200         8,997                                                              5,153.79
Secretary and           1997        72,000         7,103                                                              7,968.40
Corporate Counsel

----------

(1) Figure includes premiums paid on behalf of G. Henry Cook by the bank for the following benefits: medical, dental, life and disability insurance ($6,503.26 in 1999; $6,481.66 in 1998; and $6,457.90 in 1997)
         and annual contributions by the bank to vested and unvested defined contribution plans (the bank's ESOP and 401(k) plan) attributable to G. Henry Cook.
(2) Figure includes premiums paid on behalf of Thomas J. Cook by the bank for the following benefits: dental, life and disability insurance ($1,030.78 in 1999, 1998, and 1997) and annual contributions by the bank to vested and unvested defined contribution plans (the bank's ESOP and 401(k) plan) attributable to Thomas J. Cook.


Compensation Committee' Report on Executive Compensation

         In fulfilling its fiduciary duties, the board of directors acts in the best interests of the bank's shareholders, customers, and the communities served by the bank. To accomplish the bank's strategic goals and objectives, the board of directors engages competent persons, who undertake to accomplish these objectives with integrity and with cost-effectiveness. The board of directors fulfills part of its strategic mission through the compensation of these individuals.

         The bank seeks to offer competitive compensation opportunities for all employees based on the individual's contribution and personal performance. The Personnel Committee administers the compensation program. The committee seeks to establish a fair compensation policy to govern executive officers' base salaries and incentive plans to attract and motivate competent, dedicated and ambitious managers, whose efforts will enhance the products and services of the bank, the results of which will be improved profitability, increased dividends to the bank's shareholders, and subsequent appreciation in the market value of the bank's shares.

         The committee reviews and annually approves the compensation of the banks' top executives, including the chief executive officer and four other executive officers. As a guideline in determining base salaries, the board uses a regional financial industry salary survey which covers financial institutions in the Pennsylvania, Maryland, Ohio, and West Virginia market place.

         The committee does not deem Section 162(m) of the Internal Revenue Code to be applicable to the bank at this time. Section 162(m) limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established objective performance goals under a plan approved by shareholders. The committee intends to monitor the future application of Section 162(m) to the compensation paid to the bank's executive officers; and, in the event that this section becomes applicable, the committee intends to amend the bank's compensation plans to preserve the deductibility of the compensation payable under the plans.

Chief Executive Officer Compensation

         The committee determined that the Chief Executive Officer's 1999 base salary of $116,390, an approximate 10% increase in base salary, combined with a $40,736 bonus, is appropriate in light of the bank's performance accomplishments. No direct correlation exists between the Chief Executive Officer's compensation, the Chief Executive Officer's increase in compensation, and the bank's performance, except as described below in determining incentive awards. The committee subjectively determines the increase in the Chief Executive Officer's compensation based on a review of all relevant information.

Executive Officers

         The committee increased the compensation of the banks' executive officers by approximately 8% in 1999. The committee determined the increases based on its subjective analysis of the individual's contribution to the bank's strategic goals and objectives. In determining whether strategic goals have been achieved, the committee considers numerous factors, including the following: the bank's performance as measured by earnings, revenues, return on assets, return on equity, market share, total assets, and non-performing loans. Although the committee measured the performance and increases in compensation in light of these factors, no direct correlation exists between any specific criterion and the employees' compensation; nor does the committee, in its analysis, attribute specific weight to any such criteria. The committee makes a subjective determination after review of all relevant information, including the above.

         In addition to base salary, executive officers of the banks may participate in the bank's 401(k) plan, retirement plan and two ESOP's, which apply equally to all bank employees. In addition, the bank maintains an Officer Incentive Program, described below.

Officer Incentive Program

         The bank maintains an Officer Incentive Program for all officers but its five executive officers. Newly elected officers are eligible to enter the program the second quarter of the year in which they are elected unless their employment proposal states otherwise. Participating officers must receive an overall satisfactory performance review or higher on their most current review to receive an incentive payout. Eligible officers will receive an annual bonus based on the bank's profitability and deposit growth for that year. Each February, the board determines the specific formula for determining the bonus, based on these criteria, for the year.

Executive Officer Bonus

         The board of directors grants each executive officer an annual bonus at its discretion.

Conclusion

         General labor market conditions, the specific responsibilities of the individual, and the individual's contributions to the bank's success influence total compensation opportunities available to the bank's executive officers. The committee reviews individuals on a calender year basis and strives to offer compensation that is competitive with that offered by employers of comparable size in our industry. Through these compensation policies, the bank strives to meet its strategic goals and objectives to its constituencies and provide compensation that is fair and meaningful to its executive officers.

         This report is furnished by the bank's Personnel Committee, which performs the functions of a compensation committee.

             G. Henry Cook (Ex Officio)                  Alan L. Miller
             Dean M. Hottle                              Edward R. Zeigler


Compensation Committee Interlocks and Insider Participation

         G. Henry Cook, President and Chief Executive Officer, is an ex officio member of the Personnel Committee which also performs the functions of a compensation committee. In addition, Thomas J. Cook, Senior Vice President and Secretary, is occasionally invited to participate in the committee's reviews.

         The Personnel Committee makes recommendations to the board regarding raises for the bank's executive officers, and the entire board votes on such raises. G. Henry Cook and Thomas J. Cook do not participate in conducting their own reviews. In addition, neither G. Henry Cook nor Thomas J. Cook votes on his own pay raise, but each may vote on the other's raise. G. Henry Cook and Thomas
J. Cook are brothers.

401(k) Profit-Sharing Plan

         The bank currently maintains a 401(k) profit-sharing plan. To be eligible to become a participant in the plan, an employee must have worked at least one year during which the employee completed 1,000 hours of service. Any eligible employee may elect to contribute certain portions of salary, wages, bonus, or other direct remuneration to the plan. The board determines the amount of optional contributions each year. Optional contributions are allocated among all eligible employees in proportion to their compensation. 50% of this contribution is deposited into the employee's "optional contribution account." The remaining 50% may be taken in cash or deposited into the employee's "basic contribution account." The bank contributes $0.10 for each $1.00 of basic contribution to the plan. Employees may not make any basic contributions in excess of $7,000, as adjusted for inflation, during any calendar year. The bank contributed $253,801.97 to the 401(k) plan during 1999.

Employee Stock Ownership Plan (ESOP)

         The bank has maintained an Employee Stock Ownership Plan (ESOP). An employee who has completed one year of service and attained the age of 21 is eligible to participate in the plan. Each year, the bank makes a contribution to the plan in cash, bank common stock or other property, at the bank's discretion. The amount of an employee's compensation received during the year determines his or her share of the contribution. Once an employee has reached the age of 65, an employee is entitled to his or her account balance in the plan. The employee becomes fully vested upon five years of service, but no amount is vested prior to that time. The bank contributed $60,000 to the ESOP in 1999.

Top Hat Deferred Compensation Plan

         The bank has maintained a top hat unfunded deferred compensation plan for a select group of officers. On an annual basis the board of directors designates eligible employees to be participants in the plan. The board of directors in its discretion may contribute to the plan for a particular plan year. Each participant has a separate account. In each plan year a participant receives a pro rata allocation of any employer contribution based on the participant's compensation divided by aggregate compensation of all participants in that year. The employer contributions are placed in a trust and will be invested primarily in the common stock of the bank. A participant's separate account is vested when the participant has completed at least ten years of employment and has reached the age of 55. A participant's separate account is also vested in the event of a change in the control of the bank. The bank contributed $53,319.96 to the plan in 1999.

Defined Benefit Pension Plan

         The bank maintains a non-contributory retirement plan. Only the bank may make contributions to the plan. In 1999 the bank contributed $97,767 to the plan. An employee is eligible to participate in the plan after one full year of service, if he or she works over 1,000 hours annually. Normal retirement is at 65 years of age, if the employee has completed at least 10 years of credited service. An employee also has the option of early retirement at age 55 and late retirement. Upon retirement, the normal payment form is a 10-year certain and life annuity, but the employee may choose other payment forms that are the actuarial equivalent.

         The monthly pension is determined at any point in time as the product of A plus B times C, as follows:

A. 35% of the employee's average monthly compensation reduced 1/15 for each year of service less than 15 years if the employee had remained employed until his or her normal retirement date.

B. 30% of the employee's average monthly compensation in excess of covered compensation reduced 1/15 for each year of service less than 15 years if the employee had remained employed until his or her normal retirement date.

C. A fraction, not to exceed one, the numerator of which is the member's actual years of credited service as of the date of determination and the denominator of which is the number of years of credited service the member would have completed had he remained employed until his normal retirement date.

         The following table shows the annual benefit under the plan, given various annual compensation levels and given certain years of service with the bank. For a participant hired at age 30, benefits are payable at age 65.

                                Years of service

------------------------------------------------------------------------------------------------------------------
      Compensation                  15                  20                25                30               35
      ------------                  --                  --                --                --               --
------------------------------------------------------------------------------------------------------------------
         $30,000                  $4,500              $6,000            $7,500            $9,000          $10,500
------------------------------------------------------------------------------------------------------------------
         $70,000                  10,500              14,000            17,500            21,000           24,500
------------------------------------------------------------------------------------------------------------------
        $110,000                  16,500              22,000            27,500            33,000           38,500
------------------------------------------------------------------------------------------------------------------
        $150,000                  22,500              30,000            37,500            45,000           52,500
------------------------------------------------------------------------------------------------------------------
        $200,000                  24,000              32,000            40,000            48,000           56,000
------------------------------------------------------------------------------------------------------------------

Relationships between Officer and Directors and Transactions between Officers and Directors and the Bank


Family Relationships

         Thomas J. Cook a Senior Vice President and director, is the brother of
G. Henry Cook, the Chairman of the Board and President and Chief Executive Officer of the bank.

Indebtedness of Management

         Except as described below, the bank has not entered into and does not intend to enter into any material transactions with any director or executive officer of the bank or their associates.

         Some of our directors and officers and the companies with which they are associated had banking transactions with the bank in the ordinary course of its business during 1999, and the bank expects to continue such banking transactions in the future.

         Total loans outstanding from the bank at December 31, 1999, the latest practicable date for determining this information, to the bank's officers and directors as a group, members of their immediate families and companies in which they had an ownership interest of 10% or more, amounted to approximately $6,200,000, or approximately 27.08% of the total equity capital of the bank. This amount was also the largest total amount of indebtedness outstanding during 1999 to the above described group. The bank made these loans in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and they did not involve more than the normal risk of collection or present other unfavorable features.

                  DESCRIPTION OF THE BANK'S CAPITAL SECURITIES

Common Stock

         The Somerset Trust Company is authorized to issue 612,500 shares of common stock, par value $1.00 per share, of which 612,500 shares were issued and outstanding as of December 31, 1999. No other shares were issued or outstanding. The bank is not authorized to issue any other class of stock. As of December 31, 2000, the bank had approximately 410 shareholders.

         Voting Rights. Each share of common stock is entitled to one vote on all matters that may be brought before shareholders' meetings, except that the holders of common stock have cumulative voting rights in the election of directors. Cumulative voting for the election of directors entitles each shareholder to multiply the number of votes to which the shareholder is entitled by the total number of directors to be elected, and the shareholder may cast the whole number of these votes for one candidate or may distribute them among two or more candidates.

         Preemptive Rights. The bank's common stock does not carry preemptive subscription rights.

         Liquidation. In the event of liquidation, dissolution or winding up of the bank, shareholders are entitled to share ratably in all assets remaining after payment of liabilities.

         Liability for Further Assessments. The bank's shareholders are not subject to further assessments by the bank on their shares.

         Sinking Fund Provision. The bank's shares do not require a "sinking fund" which is a separate capital reserve maintained to pay shareholders with preferential rights for their investment in the event of liquidation or redemption.

         Redemption Provision. The bank's shareholders do not have a right of redemption, which is the right to sell their shares back to the bank.

         Capital Requirements under State Banking Law. Under the Pennsylvania Banking Code of 1965, the bank must maintain capital surplus in an amount at least equal to the amount if its capital consisting of the total par value of its common stock.

         Dividends. Each shareholder is entitled to receive dividends that may be declared by the board of directors out of legally available funds. The bank has historically paid quarterly cash dividends to its shareholders. The bank has regularly paid quarterly dividends for at least 15 years. Payment of dividends is subject to the restrictions in the Pennsylvania Banking Code of 1965, the Federal Deposit Insurance Act and the Federal Reserve Act. The Pennsylvania Banking Code provides that a bank may declare and pay dividends only out of accumulated net earnings and only if the bank meets certain minimum capital requirements. Directors are specifically liable for unlawful dividends.

         The Federal Reserve generally prohibits payment of dividends that would be an "unsafe or unsound banking practice." Further, an insured bank may not declare and pay dividends if the Federal Reserve obtains a cease and desist order for the bank.

         The following table sets forth the dividends that the bank has paid its shareholders since January 1998.

                            AMOUNTS OF DIVIDENDS PAID

                                 Regular Cash                          In the
Month/Year                   Dividend Per Share($)                  Aggregate($)
----------                   ------------------                     ---------
March 1998                            .26                             159,250
June 1998                             .30                             183,750
September 1998                        .30                             183,750
December 1998                         .30                             183,750
March 1999                            .30                             183,750
June 1999                             .35                             214,375
September 1999                        .35                             214,375
December 1999                         .35                             214,375

Comparative Market Prices

         There has never been an organized public trading market for the bank's outstanding common stock. The bank's common stock is traded over-the-counter from time to time, primarily in the bank's geographic service area. As of February 23, 2000, the highest trade price known to management for transactions of the bank's common stock was for a trade of 112 shares at $69.00 per share on July 8, 1999. The most recent sale price as of February 23, 2000, was $55.00 per share. The last reported sale of the bank's common stock prior to the public announcement of the proposed reorganization was a trade of 580 shares at $55.00 per share on February16, 2000. This price may include retail markups, markdowns or commissions. Due to the infrequency of trading and the fact that these trades are generally private transactions, we are unable to determine actual trading prices on any given date.

         Because the holding company has no substantial assets or liabilities, the holding company's common stock had no market value at the time of the public announcement. We anticipate that after the reorganization, the per share market value of the holding company's common stock will be approximately one-fourth of the per share market value of the bank's common stock immediately after the reorganization, based on the 4-for-1 stock exchange ratio.
Any estimate or expectation, however, may not be realized.

Trade Price High's and Low's

         Bid price information for the bank's common stock is not available. However, the bank does have information on trade prices. The following table shows quarterly high and low trade prices for the bank's common stock:


                        Trade Prices: Bank's Common Stock
                                (Price per share)

                                     High                     Low
                                     ----                     ---
For Quarter Ended:
------------------
March    1998                       $57.00                   $53.50
June     1998                        69.00                    68.00
Sept.    1998                        69.75                    67.00
Dec.     1998                        68.50                    64.50

March    1999                        67.38                    63.00
June     1999                        68.75                    65.00
Sept.    1999                        69.00                    60.00
Dec.     1999                        66.00                    58.00


             DESCRIPTION OF THE HOLDING COMPANY'S CAPITAL SECURITIES

Common Stock

         The authorized capital stock of Somerset Trust Holding Company consists of 4.0 million shares of common stock, without par value. If the reorganization had been completed on December 31, 1999, the holding company would have about 2,450,000 shares outstanding, which is four times the number of shares of bank common stock outstanding on that date. Except for the common stock issued in the reorganization, upon completion of the reorganization, no other shares of capital stock will be issued or outstanding.

         Voting Rights. Each share of common stock entitles its holder to one vote on all matters upon which shareholders have the right to vote. The holders of common stock are entitled to cumulate votes in the election of directors.

         Preemptive Rights. The holding company's common stock does not carry preemptive subscription rights.

         Liquidation. In the event of liquidation, dissolution or winding up of the holding company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.

         Liability for Further Assessments. The holding company will not subject shareholders to further assessments on their shares of common stock.

         Sinking Fund Provision. The common stock does not require a "sinking fund" which is a separate capital reserve maintained to pay shareholders with preferential rights for their investment in the event of liquidation or redemption.

         Redemption or Conversion Rights. The holders of common stock do not have a right of redemption, which is the right to sell their shares back to the holding company, nor do they have a right to convert their shares into other classes or series of stock.

         Dividends. Each shareholder is entitled to receive dividends that may be declared by the board of directors out of legally available funds. The bank has paid continuous quarterly cash dividends since 1985. We presently intend to retain the dividend policy of paying a quarterly dividend after the reorganization. However, further dividends depend upon future earnings, financial condition, appropriate legal restrictions and other relevant factors.

         Under the Pennsylvania Business Corporation Law, the holding company may not pay a dividend if afterwards:

         o The holding company would be unable to pay its debts as they become due, or

         o The holding company's total assets would be less than its total liabilities plus an amount needed to satisfy any preferential rights of shareholders.

         Cash available for dividend distribution to shareholders of the holding company must initially come from dividends which the bank pays the holding company. As a result, the legal restrictions on the bank's dividend payments also affect the ability of the holding company to pay dividends. See "Description of the Bank's Capital Securities - Common Stock."

Issuance of Additional Securities

         The holding company has authorized common stock substantially in excess of the number of shares that it will issue in connection with the reorganization. As a result, we will have the flexibility to raise additional capital and to make acquisitions through the issuance of holding company common stock without prior approval by the holding company's shareholders. Issuance of these shares could dilute the book value per share and the voting power of the prior shareholders because the holding company has the right to issue new shares without first offering the shares to shareholders in proportion to their current ownership percentages. We currently have no plans for issuing additional shares of common stock.

Legal Opinion

         Shumaker Williams, P.C., 3425 Simpson Ferry Road, Camp Hill, Pennsylvania 17011, Special Counsel to the bank and the holding company, has delivered an opinion stating that the shares of common stock of the holding company to be issued in connection with the reorganization will be duly authorized, fully paid and non-assessable by the holding company. "Non-assessable" means that the holding company will not be able to assess fees for ownership of the shares. The opinion is attached as an exhibit to the Registration Statement, filed with the SEC, of which this proxy statement/prospectus forms a part.


Anti-Takeover Effect of Provisions in Articles and Bylaws

         The holding company's articles of incorporation and by-laws contain provisions that could be considered anti-takeover in purpose or effect. With the exception of the holding company's high number of authorized shares, all of these provisions are shared by the bank.

         Authorized Capital. The anti-takeover provisions include:

         o      The authorization of 4.0 million shares of common stock, and

         o The lack of preemptive rights for shareholders to subscribe to purchase additional shares of stock on a pro rata basis.

         These provisions generally permit the board of directors to have as much flexibility as possible to issue additional shares, without prior shareholder approval, for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, and employee incentive plans. However, these additional shares may also be used by the board of directors to deter future attempts to gain control over the holding company. By comparison, the bank has 612,500 shares of authorized common stock and also does not guarantee preemptive rights.

         Supermajority Vote for Approval of Extraordinary Transactions. Another anti-takeover provision is the requirement in the articles of incorporation that the affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote must approve any merger, consolidation, dissolution or liquidation of the holding company or the sale of all or substantially all of its assets. We included this provision to ensure that any extraordinary corporate transaction could happen only if it receives a clear mandate from the shareholders. However, this provision may give the holding company's directors and/or the holders of a minority of the holding company's outstanding shares a veto power over such mergers and consolidations. Under the Banking Code of 1965, the holders of 66 2/3% of the bank's outstanding shares is likewise required to approve an extraordinary business transaction.

         Classified Board. Like the bylaws of the bank, the bylaws of the holding company provide for a staggered board. A classified or staggered board has the effect of moderating the pace of any change in control of the board of directors by extending the time required to elect a majority of the directors to at least two successive annual meetings. However, this extension of time also tends to discourage a tender offer or takeover bid. Article 9 of the by-laws of the holding company provides that at its 2001 Annual Meeting of Shareholders, the shareholders shall elect eleven directors as follows:

         o 3 Class A directors to serve until the 2002 Annual Meeting of Shareholders,
         o 4 Class B directors to serve until the 2003 Annual Meeting of Shareholders, and
         o 4 Class C directors to serve until the 2004 Annual Meeting of Shareholders.

         Shareholders shall elect each class in a separate election. At each following annual meeting, shareholders will elect successors to the class of directors whose term is then expiring to hold office for a term of 3 years. Under the holding company's bylaws, the board of directors fills vacancies that occur during the year until the next annual meeting of shareholders. At the next annual meeting, an election will be held to fill the remainder of the vacated term. Although the Business Corporation Law permits directors to fill vacancies until the full term has expired, the directors of the holding company adopted this more limited provision because it is identical to a provision in the bank's bylaws.

Anti-takeover Provisions Applicable to Registered Corporations

         Pennsylvania law provides strong anti-takeover defenses to corporations that have their securities registered with the SEC under Section 12 of the Securities Exchange Act of 1934, or that are subject to the reporting requirements of Section 15(d). The law calls these corporations "Registered Corporations." These provisions are in addition to provisions contained in the company's articles of incorporation and bylaws. None of these provisions apply to the bank.

         Although Section 15(d) companies are included in the definition of "Registered Corporation," most of these provisions apply only to Section 12 companies. The holding company will not be required to register under Section 12 until it has more than 500 shareholders. At that time, the holding company may opt out of these provisions, if it so chooses, within a specified time period and generally with prior shareholder approval.

         Under its articles of incorporation, the holding company has opted out of those provisions applicable to Section 15(d) companies, to the extent permitted by law. For example, a statutory provision eliminating the right of shareholders to call special meetings and another provision eliminating shareholders' right to propose an amendment to the articles of incorporation do not apply to the holding company under its current articles of incorporation. However, the holding company may not opt out of some of the provisions applicable to Section 15(d) companies. These mandatory provisions primarily relate to the treatment of employees whose employment is terminated due to business combinations and acquisitions, and to the preservation of labor contracts in business combination transactions.

The following provisions apply to Section 12 companies:

         One provision assures that all shareholders will receive the "fair value" for their shares as the result of a "control transaction." This provision will only apply when the holding company registers its securities under Section 12 of the 1934 Act. "Fair Value" means not less than the highest price paid per share by a controlling person or group at any time during the 90-day period ending on and including the date of the control transaction. Alternatively, if a shareholder believes the value of his or her shares is higher, he or she may demand an appraisal procedure to receive the fair value of the shares as the date of the control transaction, taking into account all relevant factors which may not be reflected in the price paid for the shares. "Control Transaction" means the acquisition by a person who has, or a group of persons acting in concert that has, voting power over voting shares of the holding company that would entitle the holders of the shares to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the holding company. After the occurrence of a control transaction, any shareholder may, within a specified time period, make written demand on the person or group controlling at least 20% of the voting power of the shares of the holding company for payment in an amount equal to the fair value of each voting share as of the date on which the control transaction occurs.

         It is a relatively common practice in corporate takeovers to pay cash to acquire controlling equity in a company and then to acquire the remaining equity interest in the company by paying the balance of the shareholders a price for their shares which is lower than the price paid to acquire control or is in a less desirable form of payment, such as securities of the purchaser that do not have an established trading market. The board of directors considers these "two-tier pricing" tactics to be unfair to the holding company's shareholders. By their very nature, these tactics tend to cause concern on the part of shareholders that if they do not act promptly, they risk either being relegated to the status of minority shareholders in a controlled company or being forced to accept a lower price for all of their shares. Thus, two-tier pricing unduly pressures shareholders into selling as many of their shares as quickly as possible, either to the purchaser or in the open market, without having genuine opportunity to make a considered investment choice between remaining a shareholder of the company or disposing of their shares. These sales in turn facilitate the purchaser's acquisition of a sufficient interest in the company to enable the purchaser to force the exchange of remaining shares for a lower price in a business combination.

         While the fair price provision in Pennsylvania law is designed to help assure fair treatment of all shareholders vis-a-vis other shareholders in the event of a takeover, it is not the purpose of the fair price provision to assure that shareholders will receive a premium price for their shares in a takeover. Accordingly, the fair price provision would not preclude the board of directors' opposition to any future takeover proposal which it believes not to be in the best interests of the holding company and its shareholders, whether or not the proposal satisfies the minimum price, form of payment and procedural requirements of the fair price provision.

         Another provision of Pennsylvania law relates to a "Business Combination" involving a Registered Corporation. This provision will only apply when the holding company registers its securities under Section 12 of the 1934 Act. Business Combination includes the following transactions involving an "Interested Shareholder":

         o A merger or consolidation of the holding company with an interested shareholder;

         o A sale, lease, exchange, mortgage, pledge, transfer or other disposition with the interested shareholder of the assets of the holding company or certain of its subsidiaries;

         o The issuance or transfer by the holding company or its subsidiary of any shares of the holding company or its subsidiary which has a total market value at least equal to 5% of the total market value of all the company's outstanding shares to an interested shareholder;

         o The adoption of any plan for the liquidation or dissolution of the holding company proposed by, or under any agreement with, the interested shareholder;

         o A reclassification of securities or recapitalization of the holding company or any merger or consolidation of the holding company with any subsidiary of the holding company or any other transaction proposed by, or under any agreement with the interested shareholder which has the effect of increasing the interested shareholder's proportionate share of the outstanding shares of the holding company; or

         o The interested shareholder's receipt of the benefit, directly or indirectly, of any loans or other financial assistance or any tax credits or other tax advantages provided by the holding company.

         An "Interested Shareholder" is any person that is the beneficial owner, directly or indirectly, of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the holding company. The above definitions also apply to an interested shareholder's affiliate or associate.

         Under Pennsylvania law, the holding company shall not engage in a business combination with an interested shareholder other than:

         o A business combination approved by the board of directors prior to the date the interested shareholder acquires at least 20% of the shares or where the board of directors of the holding company has approved the purchase of shares by the interested shareholder;

         o A business combination approved by a majority of the votes that all shareholders would be entitled to cast not including those shares held by the interested shareholder, at a meeting called for that purpose within 3 months after the interested shareholder became the beneficial owner of shares entitling it to cast at least 80% of the votes in an election of directors, and if the business combination satisfies certain minimum conditions, which are discussed below;

         o A business combination approved by the affirmative vote of all of the shareholders of the outstanding shares;

         o A business combination approved by a majority of the votes that all shareholders would be entitled to cast not including those shares beneficially owned by the interested shareholder at a meeting called for that purpose no earlier than 5 years after the interested shareholder's share acquisition date; and

         o A business combination approved at a shareholders' meeting called for that purpose no earlier than 5 years after the interested shareholder's share acquisition date and that meets certain minimum conditions, which are discussed below.

         The certain minimum conditions discussed above generally require that the total amount of the cash and the market value of any payments other than cash, such as stock, bonds or debentures, to the shareholders of the holding company be at least equal to the higher of the following:

         o The highest price paid by the interested shareholder when the interested shareholder was the beneficial owner of shares entitling him to cast at least 5% of the votes in an election of directors within the 5-year period immediately prior to the announcement date of the business combination or within the 5-year period prior to time the interested shareholder became an interested shareholder, whichever is higher, plus interest; or

         o The market value per common share on the announcement date of the business combination or on the share acquisition date, whichever is higher, plus interest.

         The Pennsylvania provision relating to business combinations is designed to help assure that if, despite the holding company's best efforts to remain independent, the holding company is nevertheless taken over, each shareholder will be treated fairly vis-a-vis every other shareholder and that professional investors will not profit at the expense of the holding company's long-term public shareholders. While the business combination provision is designed to help assure fair treatment of all shareholders vis-a-vis other shareholders in the event of a takeover, it is not the purpose of the business combination provision to assure that shareholders will receive premium price for their shares in a takeover. Accordingly, we believe that the business combination provision would not preclude our opposition to any future takeover proposal which we believe not to be in the best interests of the holding company and its shareholders, whether or not the proposal satisfied the requirements of the business combination provision, fair price provision or both.

         Subchapter G of Chapter 25 of the Pennsylvania Business Corporation Law also applies to registered corporations, but only Section 12 corporations. Under Subchapter G, the acquisition of shares that increase the shareholder's control of the corporation above 20, 33 or 50% of the voting power able to elect the board of directors cannot be voted until a majority of disinterested shareholders approves the restoration of the voting rights of those shares in two separate votes:

         o      All disinterested shares of the corporation, and

         o      All voting shares of the corporation.

         Voting rights which are restored by shareholder approval will lapse if any proposed control-share-acquisition which is approved is not consummated within 90 days after shareholder approval is obtained. Furthermore, control-shares that are not accorded voting rights or whose rights lapse will regain their voting rights on transfer to another person who is not an affiliate. If the shares constitute control-shares for the transferee, this subchapter must be applied to that person as well. If the acquiring shareholder does not request a shareholder meeting to approve restoration of voting rights within 30 days of the acquisition or if voting rights are denied by the shareholders or if they lapse, the corporation may redeem the control shares at the average of the high and low price on the date of the notice of redemption.

         Subchapter H of Chapter 25 of the BCL likewise applies only to Section 12 corporations. Under Subchapter H, a "control person" (a person who owns shares with 20% or more voting power) must disgorge to the corporation any profits from the disposition of any equity securities if the disposition occurs within 18 months of becoming a control person, and the securities were acquired 24 months before to 18 months after becoming a control person. This provision seeks to prevent speculative takeover attempts.

         Finally, Pennsylvania law grants a Section 12 corporation the express authority to treat individual shareholders differently and therefore may take advantage of "poison pills." "Poison pills" generally consist of a shareholder rights plan in which a corporation gives its shareholders the right to buy common stock when specified events occur, such as a merger, which decreases the value of the acquiror's holdings and the acquiror's percentage of ownership. However, the holding company has opted out of this provision in its articles of incorporation.

         The overall effect of these provisions may be to deter a future offer or other merger or acquisition proposal that a majority of the shareholders might view to be in their best interests as the offer might include a substantial premium over the market price of the holding company's common stock at that time. In addition, these provisions may have the effect of assisting the holding company's management in retaining its position and placing it in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of the holding company's business.


                        COMPARISON OF SHAREHOLDER RIGHTS

         After the reorganization, the shareholders of the bank will become shareholders of the holding company. There are material differences in the rights of shareholders of these two entities. These differences arise from differences in the laws that govern the two entities and differences in their articles and bylaws. The Pennsylvania Banking Code of 1965 presently governs the rights of shareholders of the bank, but the Pennsylvania Business Corporation Law of 1988 will govern the rights of shareholders of the holding company. The most significant differences relate to anti-takeover protection. For a full description of these anti-takeover provisions, including comparisons between the holding company and the bank, please refer to "Description of the Holding Company's Capital Securities - Anti-Takeover Effect of Provisions in Articles and Bylaws, Anti-Takeover Provisions Applicable to Registered Corporations" above.

         The following table shows the material differences between the rights of shareholders of the bank and the rights of shareholders of the holding company:

======================================================================================================================
                                                                                     The Holding Company's
                                      The Bank's Common Stock                            Common Stock
----------------------------------------------------------------------------------------------------------------------
Authorized and              612,500 shares, par value $1.00 per          4,000,000 shares, without par value,
Outstanding                 share, authorized; of which                  authorized; of which approximately
                            approximately 612,500 were outstanding       2,450,000 shares would be outstanding if
                            on December 31, 1999.                        the reorganization occurred on December
                                                                         31, 1999.
----------------------------------------------------------------------------------------------------------------------
Voting                      1 vote per share with cumulative voting      1 vote per share with cumulative voting
                            for directors.                               for directors.
----------------------------------------------------------------------------------------------------------------------
Preemptive Rights           No preemptive rights to subscribe for        No preemptive rights to subscribe for
                            additional shares on a pro rata basis;       additional shares on a pro rata basis; board
                            board of directors may grant preemptive      of directors may grant preemptive rights as
                            rights as a contractual right of stock       a contractual right of stock offering if it so
                            offering if it so chooses.                   chooses.
----------------------------------------------------------------------------------------------------------------------
Dividends                   As declared by the board of directors;       As declared by the board of directors; the
                            may be paid only out of accumulated net      bank's dividend restrictions apply
                            earnings.  Also, the bank must have          indirectly to the holding company because
                            made any required transfers of net           cash available for dividend distributions
                            earnings to surplus in order to maintain     will initially come from dividends the
                            surplus at least equal to capital, prior to  bank pays to the holding company.  In
                            declaring the dividend.  Surplus must        addition, the holding company may not
                            not be reduced.  Directors are               pay a dividend if, after issuing the
                            specifically liable for unlawful             dividend:
                            dividends.
                                                                         o    The holding company would be unable
                                                                              to pay its debts as they become due,
                                                                              or

                                                                          o   The holding company's total assets
                                                                              would be less than its total
                                                                              liabilities plus the amount needed to
                                                                              satisfy any preferential rights of
                                                                              shareholders.
----------------------------------------------------------------------------------------------------------------------
Amendment of bylaws         Under the bank's bylaws, approval by         Under the holding company's bylaws,
                            the affirmative vote of the majority of      approval by the affirmative vote of the
                            shares represented at a legally called       majority of shares represented at a legally
                            meeting of shareholders, or by a vote of     called meeting of shareholders, or by a
                            two-thirds of the members of the board       vote of two-thirds of the members of the
                            of directors present at any regular          board of directors present at any regular
                            meeting of the board, subject to the         meeting of the board, subject to the power
                            power of shareholders to change such         of shareholders to change such action.
                            action.  Directors may not amend             Directors may not amend bylaws which fix
                            bylaws which fix their qualification         their qualification classification or term of
                            classification or term of office.            office.
----------------------------------------------------------------------------------------------------------------------
Shareholder Action to       Approval by a vote of at least 66 2/3% of    Under the holding company's articles of
Approve Mergers,            outstanding shares.                          incorporation, approval by a vote of at
Consolidations,                                                          least 66 2/3% of outstanding shares.
Liquidation, Sales of
Substantially All Assets
----------------------------------------------------------------------------------------------------------------------

======================================================================================================================
                                                                                     The Holding Company's
                                      The Bank's Common Stock                            Common Stock
----------------------------------------------------------------------------------------------------------------------
Definition of Directors'    The directors owe a fiduciary duty to the    The directors owe a fiduciary duty to the
Fiduciary Duty              bank.                                        corporation. Under Section 1715 of the
                                                                         Business Corporation Law, a director, in
                                                                         considering the best interests of the
                                                                         corporation, may consider the effects of
                                                                         any action upon any or all groups affected
                                                                         by such action, including shareholders,
                                                                         employees, suppliers, customers and
                                                                         creditors of the corporation, and upon
                                                                         communities in which offices or other
                                                                         establishments of the corporation are
                                                                         located.
----------------------------------------------------------------------------------------------------------------------
Right to Call Special       Yes, upon request by the Chief               Yes, because the holding company has
Shareholder Meetings        Executive Officer, a majority of the         opted out of the applicability of Section
                            board of directors or one or more            2521 of the Business Corporation Law,
                            shareholders entitled to cast at least 20%   which takes away the statutory right of
                            of the votes that all shareholders are       shareholder to call special meetings for
                            entitled to cast at a particular meeting.    companies with securities registered under
                                                                         Section 12 of the 1934 Act or with
                                                                         reporting obligations under Section 15(d)
                                                                         of the 1934 Act. Under the holding
                                                                         company's bylaws, a special meeting may be
                                                                         called upon request by the Chief Executive
                                                                         Officer, a majority of the board of
                                                                         directors or one or more shareholders
                                                                         entitled to cast at least 20% of the votes
                                                                         that all shareholders are entitled to cast
                                                                         at a particular meeting.
----------------------------------------------------------------------------------------------------------------------
Increase in Capital         Approval by vote of a majority of the        Approval by vote of a majority of the
Stock through Issuance      directors.                                   directors.
of Additional
Outstanding shares, if
shares are already
authorized under
articles of incorporation
----------------------------------------------------------------------------------------------------------------------
Authorization of            Approval by vote of shareholders             Approval by vote of a majority of votes
Additional Shares,          entitled to cast at least a majority of      cast by all shareholders entitled to vote
through Amendment of        votes which all shareholders are entitled    and, if applicable, the affirmative vote of a
Articles of                 to cast and, if applicable,  the             majority of the votes cast in a vote of the
Incorporation               affirmative vote of the holders of a         holders of outstanding shares of the
                            majority of the outstanding shares of the    affected class or series of stock.
                            affected class or series of stock.
----------------------------------------------------------------------------------------------------------------------
Right to Propose            Yes                                          Yes, because the holding company has
Amendment to Articles                                                    opted out of the applicability of Section
                                                                         2535 of the Business Corporation Law,
                                                                         which takes away the statutory right of
                                                                         shareholder to propose amendments to the
                                                                         articles of incorporation for companies
                                                                         with securities registered under Section
                                                                         12 of the 1934 Act or with reporting
                                                                         obligations under Section 15(d) of the
                                                                         1934 Act.
----------------------------------------------------------------------------------------------------------------------

======================================================================================================================
                                                                                     The Holding Company's
                                      The Bank's Common Stock                            Common Stock
----------------------------------------------------------------------------------------------------------------------
Amendment of Articles       Approval by of a majority the votes          Approval by a majority of the votes cast.
of Incorporation (other     which all shareholders are entitled to
than authorization of       cast.
additional shares)
----------------------------------------------------------------------------------------------------------------------
Indemnification of          Yes                                          Yes
Directors and Officers
----------------------------------------------------------------------------------------------------------------------
Dissenters' Rights of       Yes                                          Yes, because the holding company has
Appraisal                                                                opted out of the applicability of Section
                                                                         2537 of the Business Corporation Law,
                                                                         which takes away dissenters' rights in
                                                                         relation to plans to transfer corporate
                                                                         assets, for companies with securities
                                                                         registered under Section 12 of the 1934
                                                                         Act or with reporting obligations under
                                                                         Section 15(d) of the 1934 Act.
----------------------------------------------------------------------------------------------------------------------
Required to File            No.                                          Yes, will register and file reports and other
Reports under Section                                                    information with the SEC unless and until
15(d) of the  Securities                                                 the number of shareholders is less than
Exchange Act of 1934                                                     300.
----------------------------------------------------------------------------------------------------------------------
Registered under            No.                                          No, until the holding company has assets
Section 12 of the                                                        of more than $10 million and more than
Securities Exchange                                                      500 shareholders.  Upon attaining the
Act of 1934                                                              status of a Section 12 company, the
                                                                         holding company will be subject to
                                                                         material anti-takeover provisions in the
                                                                         Business Corporation Law. The holding
                                                                         company would have the opportunity to opt
                                                                         out of these provisions through an
                                                                         amendment to its articles of
                                                                         incorporation, with prior shareholder
                                                                         approval, and within specified time
                                                                         frames.
----------------------------------------------------------------------------------------------------------------------
Repurchase of Shares        Cannot reduce or retire any part of its      Stock can be repurchased if, after the
                            stock without prior regulatory approvals     repurchase:
                            and shareholder approval; surplus must
                            remain at least equal to the amount of       o    The holding company would still
                            capital (defined as sum of par value of           be able to pay its debts as they
                            issued and outstanding shares).                   become due or

                                                                         o    The holding company's total assets
                                                                              would still be more than its total
                                                                              liabilities plus an amount needed to
                                                                              satisfy any preferential rights of
                                                                              shareholders; no more than 10% of the
                                                                              outstanding shares can be repurchased
                                                                              in any 12 month period without prior
                                                                              regulatory approval; the bank's
                                                                              restrictions on reduction of capital
                                                                              will indirectly apply to the holding
                                                                              company as cash for distributions
                                                                              will come from the bank.
----------------------------------------------------------------------------------------------------------------------

======================================================================================================================
                                                                                     The Holding Company's
                                      The Bank's Common Stock                            Common Stock
----------------------------------------------------------------------------------------------------------------------
Terms of Directors          Directors serve staggered terms.             Directors serve staggered terms; board is
                            Directors serve 3-year terms, with           "classified" into Classes A, B and C.
                            approximately one-third of the directors     Eventually, all directors shall serve 3-year
                            coming up for election each year.  The       terms, with approximately one-third of the
                            terms of new directors may be less, in       directors coming up for election each year.
                            order to divide the board into thirds, as
                            nearly as possible.
----------------------------------------------------------------------------------------------------------------------
Number of Directors         Under the bank's bylaws, the board           Under the holding company's bylaws, the
                            must consist of not less than five nor       board must consist of not less than five nor
                            more than 25 directors.  However,            more than 25 directors.  However,
                            amending the provision relating to the       amending the provision relating to the
                            right of shareholders to change the          right of shareholders to change the number
                            number of directors by more than two in      of directors by more than two in a calendar
                            a calendar year requires the vote of two-    year requires the vote of two-thirds of the
                            thirds of the shares voted by                shares voted by shareholders voting in
                            shareholders voting in person or by          person or by proxy at the meeting.
                            proxy at the meeting.
----------------------------------------------------------------------------------------------------------------------
Directors' Mandatory        Yes, under the bank's bylaws, a person       Yes, under the holding company's bylaws,
Retirement                  who has reached the age of 70 may not        a person who has reached the age of 70
                            be elected as a director.  Directors who     may not be elected as a director.  Directors
                            reach the age of 70 while they are           who reach the age of 70 while they are
                            serving may finish their term and            serving may finish their term and
                            afterwards serve as a Director Emeritus.     afterwards serve as a Director Emeritus.
----------------------------------------------------------------------------------------------------------------------
Right to Change the         Within the above limits, the                 Within the above limits, the shareholders
Number of Directors         shareholders may increase or diminish        may increase or diminish the number of
                            the number of directors at any regular or    directors at any regular or special meeting
                            special meeting called for that purpose,     called for that purpose, provided however,
                            provided however, that the board of          that the board of directors may not be
                            directors may not be increased or            increased or decreased in number by the
                            decreased in number by the shareholders      shareholders during any calendar year by
                            during any calendar year by more than        more than two members, unless the change
                            two members, unless the change is            is approved by a vote of two-thirds of the
                            approved by a vote of two-thirds of the      shares voted by the shareholders voting in
                            shares voted by the shareholders voting      person or by proxy at the annual meeting
                            in person or by proxy at the annual          or special meeting called for that purpose.
                            meeting or special meeting called for
                            that purpose.

                            Between annual meetings of                   Between annual meetings of shareholders,
                            shareholders, the board, by a majority       the board, by a majority vote, may
                            vote, may increase the membership of         increase the membership of the board, by
                            the board, by not more than two              not more than two members and, by like
                            members and, by like vote, appoint           vote, appoint shareholders to fill the
                            shareholders to fill the vacancies created   vacancies created by the increase.
                            by the increase.
----------------------------------------------------------------------------------------------------------------------
Right of Shareholders       Under the bank's bylaws, the                 Under the holding company's bylaws, the
to Determine Number         shareholders shall at each meeting for       shareholders shall at each meeting for the
of Directors to Be          the election of directors determine how      election of directors determine how many
Elected                     many directors shall be elected at the       directors shall be elected at the meeting.
                            meeting.
----------------------------------------------------------------------------------------------------------------------

======================================================================================================================
                                                                                     The Holding Company's
                                      The Bank's Common Stock                            Common Stock
----------------------------------------------------------------------------------------------------------------------
Right of Remaining          Under the bank's bylaws, the remaining       Under the holding company's bylaws, the
Directors to Fill           directors may fill a vacancy on the          remaining directors may fill a vacancy on
Vacancies on the Board      board by a majority vote, but only           between the board by a majority vote, but only
                            annual meetings of shareholders. As a        between annual meetings of shareholders.
                            result, the persons appointed to fill        As a result, the persons appointed to fill
                            vacancies must be elected by the             vacancies must be elected by the
                            shareholders at the next annual meeting.     shareholders at the next annual meeting.
======================================================================================================================

                                 PROPOSAL NO. 4:

                      RATIFICATION OF INDEPENDENT AUDITORS

         The board of directors of the bank has appointed Stokes, Kelly & Hinds, L.L.C., Certified Public Accountants, of Pittsburgh, Pennsylvania, to audit the financial statements of the bank for the fiscal year ending December 31, 2000. The board proposes that the shareholders ratify this appointment. Stokes, Kelly & Hinds advised the bank that none of its members has any financial interest in the bank. Stokes, Kelly & Hinds also served as the bank's independent auditors for the 1999 fiscal year.

         The majority of shares present, in person or by proxy, and entitled to vote at the annual meeting must vote in the affirmative to ratify the appointment of Stokes, Kelly & Hinds as the bank's independent auditors for the 2000 fiscal year. A representative of the firm will be present at the annual meeting to answer shareholders' questions. In the event that shareholders do not ratify the selection of Stokes, Kelly & Hinds as the bank's independent auditors for the 2000 fiscal year, the board of directors may appoint another accounting firm to provide independent public accounting services for the 2000 fiscal year.

         The board of directors recommends that shareholders vote FOR the ratification of Stokes, Kelly & Hinds as the independent auditors for the bank for the fiscal year ending December 31, 2000.

         If the proposed reorganization is approved and implemented, it is anticipated that the holding company will also select Stokes, Kelly & Hinds as its auditor.


                              SHAREHOLDER PROPOSALS


         In the event the proposed reorganization is approved and the holding company becomes the one-bank holding company for the bank, any shareholder who, in accordance with the proxy rules of the SEC, wishes to submit a proposal for inclusion in the holding company's proxy statement for its 2001 Annual Meeting of Shareholders must deliver the proposal in writing to Thomas J. Cook, Secretary, at the holding company's principal executive offices, 151 West Main Street, Somerset, Pennsylvania 15501, no later than December 11, 2000.

         Also, for proposals which will not be included in the holding company's proxy statement, if the holding company does not receive notice of a shareholder proposal by February 24, 2001, the proxy holders at the 2001 Annual Meeting may vote against the proposal at their discretion, as they consider in the best interests of the holding company.


         If the reorganization does not occur, then the above deadlines relating to shareholder proposals shall apply to the bank for its 2001 Annual Meeting of Shareholders.

                                  OTHER MATTERS

         The board of directors does not know of any matters to be presented for consideration other than the matters described in this proxy statement/prospectus. However, if any other matters are properly presented for consideration and voting at the Annual Meeting of Shareholders, the persons named as proxy holders will vote the proxies in what they determine to be the best interests of the bank. See "Where You Can Find More Information" below.

                       -----------------------------------

                       Where You Can Find More Information

                       -----------------------------------

The Holding Company's Registration Statement

         Somerset Trust Holding Company has filed with the Securities and Exchange Commission in Washington, D.C., a registration statement under the Securities Act of 1933 for its common stock to be issued in the proposed reorganization. This proxy statement/prospectus statement is a part of the registration statement.

         This document does not contain all of the information, exhibits and undertakings contained in the registration statement, which is on file with the SEC in Washington, D.C. The registration statement and exhibits may be examined during normal business hours, or copies obtained by mail at prescribed rates, at the SEC's public reference room located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

         The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's Web site is http://www.sec.gov. The registration statement may be accessed from this Web site.

Annual Reports

         Somerset Trust Company is mailing a copy of the bank's Annual Report for the fiscal year ended December 31, 1999, audited in accordance with generally accepted auditing standards and containing financial information prepared in accordance with generally accepted accounting principles, to shareholders with this proxy statement/prospectus. You may obtain a copy of the bank's 1999 or 1998 Annual Report promptly and without charge by contacting G. Henry Cook, President and Chief Executive Officer, Somerset Trust Company, 151 West Main Street, Somerset, Pennsylvania 15501 (telephone 814-443-3661).

Periodic Reports and Information Filed with the SEC Following the Reorganization

         Following the reorganization, Somerset Trust Holding Company will be subject to the information reporting requirements of the Securities Exchange Act of 1934, and will file periodic reports and other information with the SEC. The financial information filed with the SEC will be consolidated with the bank's financial information. You may inspect and copy such reports and other information at the SEC's public reference facilities described above. You may also obtain these documents at the SEC's Web site at http://www.sec.gov. In addition, the holding company will provide consolidated annual financial reports to shareholders.